Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

Exhibit 10.1

CREDIT AGREEMENT

dated as of

July 2, 2025,

among

FTC SOLAR, INC.,

as Borrower,

THE LENDERS PARTY HERETO

and

ACQUIOM AGENCY SERVICES LLC,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

Schedule 1.01(a)	-	Specified Lender
Schedule 1.01(b)	-	Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.16	-	Environmental Matters
Schedule 3.17	-	Insurance
Schedule 3.18(a)	-	UCC Filing Offices
Schedule 3.18(c)	-	Mortgage Filing Offices
Schedule 3.19(a)	-	Owned Real Property

-v-

(continued)

Page

Schedule 3.19(b)	-	Leased Real Property
Schedule 5.17	-	Post Closing Obligations
Schedule 6.01(a)	-	Existing Indebtedness
Schedule 6.02(a)	-	Existing Liens
Schedule 6.04(a)	-	Existing Investments

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Affiliate Subordination Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Tax Compliance Certificates
Exhibit G	-	Form of Warrant
Exhibit H	-	Form of Registration Rights Agreement
Exhibit I	-	Form of Governance Rights Side Letter

-vi-

CREDIT AGREEMENT dated as of July 2, 2025 among FTC Solar, Inc., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Section 1.01), and Acquiom Agency Services LLC (“Acquiom”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

The Borrower has requested the Lenders extend credit in the form of (a) Initial Term Loans on the Closing Date, in an aggregate principal amount equal to $14,347,207.75, (b) subject to and upon the terms and conditions set forth herein, First Delayed Draw Term Loans from time to time during the First Delayed Draw Availability Period in an aggregate principal amount of up to $23,152,792.25, and (c) subject to and upon the terms and conditions set forth herein, Second Delayed Draw Term Loans from time to time during the Second Delayed Draw Availability Period in an aggregate principal amount of up to $37,500,000.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Required Lenders, which provides for the Administrative Agent to have “control” (as defined in Section 9-104 or Section 8-106 of the Uniform Commercial Code, as applicable) over any relevant accounts.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(f).

“Acquiom” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the term “Affiliate” shall also include any Person that directly or indirectly owns 10.0% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. None of the Administrative Agent, any Lender or any Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Party for purposes of this Agreement (other than AV Securities, Inc. and its Affiliates).

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit D and otherwise in form and substance acceptable to the Required Lenders, pursuant to which intercompany obligations and advances owed by any Loan Party to other Loan Parties, Subsidiaries or the applicable Affiliates are subordinated to the Obligations.

“Agent Fee Letter” shall mean the Fee Letter dated the Closing Date, between the Borrower and the Administrative Agent.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any of its Subsidiaries would be required to pay if such Hedging Agreement were terminated on such date.

“Alpha Steel JV” shall mean Alpha Steel LLC, a Delaware limited liability company.

“Asset Sale” shall mean the sale, division, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than Permitted Transfers made in the ordinary course of business).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59 EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto.

“Board Appointees” shall mean each of the Observer and the Board Designee (each as defined in the Governance Rights Side Letter).

“Bona Fide Lending Affiliate” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds or similar extensions of credit in the ordinary course of business and is an Affiliate or Related Fund of any Person that is a Disqualified Institution.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class made on the same date.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Required Lenders and the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” shall mean any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) approved by the board of directors of the Borrower nor (ii) appointed by directors so approved, (c) after the New Holding Company is formed in accordance with Section 5.17, the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the New Holding Company, (d) after the Equity Interests issued by any Non-Loan Party Subsidiary are transferred or contributed to the New Holding Company in accordance with Section 5.17, the New Holding Company shall cease to directly own, beneficially and of record, 100% (or, in the case of FTC India, 99.9%) of the issued and outstanding Equity Interests of such Non-Loan Party Subsidiary (unless such Non-Loan Party Subsidiary is sold, transferred or otherwise disposed (other than to any other Loan Party or Subsidiary) pursuant to a transaction expressly permitted under this Agreement), (e) the Borrower shall cease to own, directly or indirectly, beneficially and of record, at least 40% of the issued and outstanding Equity Interests of the Alpha Steel JV, (f) after the Equity Interests issued by the Alpha Steel JV are transferred or contributed to the New Holding Company in accordance with Section 5.17, the New Holding Company shall cease to directly own, beneficially and of record, at least 40% of the issued and outstanding Equity Interests of the Alpha Steel JV, or (g) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, First Delayed Draw Term Loans or Second Delayed Draw Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, First Delayed Draw Commitment or Second Delayed Draw Commitment.

“Closing Date” shall mean July 2, 2025.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties (if any).

“Collateral Access Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which a bailee or mortgagee or lessor of real property on which any Collateral is stored or located acknowledges the Liens of the Administrative Agent, on behalf of the Secured Parties, subordinates the Liens held by such Person on such Collateral, and permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral.

“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitment, First Delayed Draw Commitment and Second Delayed Draw Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income (Loss) for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (Loss), the sum of (i) consolidated interest expense for such period (after deducting any interest income for that period), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges (other than the write-down of current assets) for such period, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income (Loss) pursuant to clause (a)(iv) above in a previous period, (ii) any net after tax gain or income from the early extinguishment of Indebtedness and (iii) to the extent included in determining such Consolidated Net Income (Loss), any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Net Income (Loss)” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such

Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary of the Borrower or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary of the Borrower by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets or properties is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Interest” shall have the meaning assigned to such term in Section 2.07.

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (unless such conditions precedent have been waived by the Required Lenders), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied (unless such condition precedent has been waived by the Required Lenders)), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the

Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Advance Date” shall mean, with respect to a Delayed Draw Term Loan, the date such Delayed Draw Term Loan is extended by the Lenders hereunder.

“Delayed Draw Commitments” shall mean the First Delayed Draw Commitment and the Second Delayed Draw Commitment.

“Delayed Draw Commitment Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Delayed Draw Term Borrowing” shall mean a Borrowing comprised of Delayed Draw Term Loans.

“Delayed Draw Term Loans” shall mean the First Delayed Draw Term Loans and the Second Delayed Draw Term Loans.

“Direct Tracker Margin” shall mean, for any period of three consecutive months ending on any date, the quotient (expressed as a percentage) of (a)(i) Tracker Revenue for such period minus (ii) Tracker Cost of Goods Sold for such period, divided by (b) Tracker Revenue for such period.

“Disqualified Institution” shall mean (a) any Person that is designated by the Borrower in writing to the Administrative Agent and the Lenders (and approved by the Required Lenders in writing), in each case on or prior to the Closing Date, as a “Disqualified Institution”, (b) any Affiliate of the Persons described in the preceding clause (a), in each case that is either (i) reasonably identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a) above or (ii) identified as an Affiliate thereof by name in writing by the Borrower to the Administrative Agent and the Lenders (in each case other than a Bona Fide Lending Affiliate); provided that any designation by the Borrower under clause (b) above shall (x) only become effective two Business Days after such designation is received by the Administrative Agent and the Lenders (the “Designation Effective Date”) and (y) not apply retroactively to disqualify any Person that has previously acquired an assignment or participation hereunder prior to the Designation Effective Date. Notwithstanding the foregoing the Borrower, by written notice to the Administrative Agent and the Lenders, may from time to time remove any Person from the Disqualified Institution list and such Person removed or excluded from the Disqualified Institution list shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date; provided that (x) neither the Warrants nor the Equity Interests into which the Warrants shall be converted shall constitute Disqualified Stock and (y) neither the Warrant to Purchase Common Stock of the Borrower, dated as of December 4, 2025 and held by the Subordinated Creditor (as amended, amended and restated, supplemented or otherwise modified on or prior to the Closing Date, the “Existing Subordinated Creditor Warrant”), the Warrants to Purchase Common Stock of the Borrower issued to the Subordinated Creditor on the Closing Date in connection with the transactions under this Agreement (so long as such new warrants are in form and substance substantially similar to the Existing Subordinated Creditor Warrant or as otherwise consented by the Required Lenders) (the “New Subordinated Creditor Warrants” and, together with the Existing Subordinated Creditor Warrant, the “Subordinated Creditor Warrants”) nor the Equity Interests into which any such Subordinated Creditor Warrants shall be converted shall constitute Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor database).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any degree) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Permitted Investors, any Loan Party or any of their respective Affiliates (other than AV Securities, Inc.) or (ii) unless an Event of Default has occurred and is continuing, any Disqualified Institution.

“Eligible Market” shall have the meaning assigned to such term in Section 5.13.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or a determination that any Plan or Multiemployer Plan is, or reasonably could be expected to be, an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the failure by the Borrower or any of its ERISA Affiliates to make a required contribution to any Plan that results in, or would be reasonably expected to result in, the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any of its Subsidiaries or (j) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Exit Fee COC Transaction” shall mean an Exit Fee Event (a) that occurs in connection with a transaction that results in (i) a Change in Control under clause (a) of the definition of “Change in Control” or (ii) the sale of all or substantially all of the assets of the Borrower and the Subsidiaries, on a consolidated basis, and (b) with respect to which the Borrower has paid (i) to the Administrative Agent and the Lenders, all Obligations (other than contingent indemnification Obligations for which no claim has been made) under the Loan Documents in cash and (ii) to the Warrant Holders, in cash (solely as consideration for the Warrants, and in addition to any amount paid by the Borrower under this Agreement or any other Loan Document) an amount equal to at least the aggregate amount of all Loans extended by the Lenders under this Agreement on or prior to such Exit Fee Event (without giving effect to any repayment or prepayment of any Loans hereunder or the Upfront Fees or any other amounts off-set against any Loans).

“Exit Fee Event” shall mean the occurrence of any of the following at any time (including on, prior to or after the Term Loan Maturity Date): (a) the principal balance of all of the Term Loans is prepaid or repaid, for any reason, (b) the Term Loans or the Obligations are accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of any Event of Default under Section 7.01(g) or 7.01(h) or (c) there shall occur any satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy, insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy or insolvency proceeding to the Administrative Agent or any Lender in full or partial satisfaction of the Obligations.

“Exit Fee Percentage” shall mean (a) in connection with any Exit Fee Event (other than any Exit Fee Event occurring in connection with an Exit Fee COC Transaction), 50% and (b) in connection with any Exit Fee Event occurring in connection with an Exit Fee COC Transaction, 25%.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Loan Party or any Subsidiary not in the ordinary course of business, including purchase price adjustments, tax refunds, judgments and litigation settlements, pension plan reversions, proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided that Extraordinary Receipts shall not include (a) proceeds of any Casualty Event or (b) any advanced manufacturing production credits under Section 45X of the Code or the United States Inflation Reduction Act of 2022 accrued or received from time to time by the Borrower or any of its Subsidiaries.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.24.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees, the Upfront Fees, the Delayed Draw Commitment Fee and the Exit Fee.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Delayed Draw Availability Period” shall mean the period starting on the Closing Date and ending on (and including) the date that is 90 days after the Closing Date (as such period may be extended, by no more than an additional 60 days, jointly in writing by the Borrower and the Required Lenders in their sole discretion).

“First Delayed Draw Borrowing” shall mean a Borrowing comprised of First Delayed Draw Term Loans.

“First Delayed Draw Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make First Delayed Draw Term Loans hereunder as set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its First Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and “First Delayed Draw Commitments” shall mean, collectively, the sum of all Lenders’ Delayed Draw Commitments, which as of the Closing Date amount to $23,152,792.25 in the aggregate.

“First Delayed Draw Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Sections 2.01(b), as increased by any PIK Interest Loan in accordance with Section 2.06(c).

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $500,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $500,000.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FTC Australia” shall mean FTC Solar Australia Pty Ltd, an Australian proprietary limited company.

“FTC China” shall mean FTC Solar (China) Co. Ltd., a limited liability company formed under the laws of China.

“FTC India” shall mean FTC Solar India Private Ltd, an Indian private limited company.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 3.05.

“Governance Rights Side Letter” shall mean the letter agreement, dated as of the Closing Date, between the Borrower and the Specified Lender, and acknowledged by the Administrative Agent, substantially in the form of Exhibit I.

“Government Official” shall mean (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and radioactive materials, (b) any chemical, material or substance that is defined in an applicable law as a hazardous or toxic substance, material or waste, and (c) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Foreign Subsidiary” shall mean, at any date of calculation, any Foreign Subsidiary whose (a) total assets as of the last day of the most recently ended fiscal quarter were (i) less than 2.5% of total assets of the Borrower and the Subsidiaries as of such day and (ii) when combined with the total assets of all other Immaterial Foreign Subsidiaries, less than 5.0% (the “Total Assets Threshold”) of the total assets of the Borrower and the Subsidiaries as of such day and (b) consolidated revenue for the most recently ended period of four consecutive fiscal quarters was (i) less than 2.5% of the consolidated revenue of the Borrower and the Subsidiaries for such period and (ii) when combined with the consolidated revenue of all other Immaterial Foreign Subsidiaries, less than 5.0% (the “Total Revenue Threshold”) of the consolidated revenue of the Borrower and the Subsidiaries for such period, in each case, determined in accordance with GAAP; provided that if, at any time after the Closing Date, any Immaterial Foreign Subsidiary or Immaterial Foreign Subsidiaries that are not Loan Parties solely because they were under the thresholds set forth in clauses (a) and (b) above exceed any such threshold, then the Borrower shall (A) designate in writing to the Required Lenders one or more Immaterial Foreign Subsidiaries as no longer being Immaterial Foreign Subsidiaries such that the thresholds set forth in clauses (a) and (b) above are no longer exceeded and (B) comply (and cause each such designated Subsidiary to comply) with the provisions of Section 5.11 with respect to any such designated Subsidiary (in each case, within the time period provided in Section 5.11, determined as if each such designated Subsidiary were formed at the time of such designation). Notwithstanding the foregoing, in no event shall (x) any Subsidiary be an Immaterial Foreign Subsidiary hereunder to the extent that such Subsidiary guarantees or otherwise becomes liable, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of, or provides any Lien to secure, any Material Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments and (y) any Immaterial Foreign Subsidiary own any Material Intellectual Property (including any exclusive licenses of Material Intellectual Property). Notwithstanding the foregoing, (1) FTC Australia shall constitute an Immaterial Foreign Subsidiary for purposes of the Loan Document and its total assets and consolidated revenue shall not be included for purposes of calculating the Total Assets Threshold and the Total Revenue Threshold above, in each case, solely to the extent that (x) its total assets as of the last day of each fiscal quarter are less than 5% of total assets of the Borrower and the Subsidiaries as of such day and (y) its consolidated revenue for each period of four consecutive fiscal quarters is less than 10% of the consolidated revenue of the Borrower and the Subsidiaries for such period, (2) FTC India shall constitute an Immaterial Foreign Subsidiary for purposes of the Loan Document and its total assets and consolidated revenue shall not be included for purposes of calculating the Total Assets Threshold and the Total Revenue Threshold above, in each case, solely to the extent that its total assets as of the last day of each fiscal quarter are less than 8% of total assets of the Borrower and the Subsidiaries as of such day, and (3) FTC China shall constitute an Immaterial Foreign Subsidiary for purposes of the Loan Document and its total assets and consolidated revenue shall not be included for purposes of calculating the Total Assets Threshold and the Total Revenue Threshold above, in each case, solely to the extent that its operations are wound-down and it is dissolved into the Borrower or another Loan Party within the time period provided in Section 5.17.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest, except to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Term Borrowing” shall mean a Borrowing comprised of Initial Term Loans.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder as set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Initial Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and “Initial Term Loan Commitments” shall mean, collectively, the sum of all Lenders’ Initial Term Loan Commitments, which as of the Closing Date amount to $14,347,207.75 in the aggregate.

“Initial Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a), as increased by any PIK Interest Loan in accordance with Section 2.06(c).

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Payment Date” shall mean each March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2025; provided that, if any such date is not a Business Day, such Interest Payment Date shall be the next succeeding Business Day (and interest will to continue to accrue through, and shall be payable on, such extended Interest Payment Date).

“JV Consent Documents” shall mean (a) that certain Consent and Waiver, dated as of the date hereof, by and among the Borrower, the Alpha Steel JV, DAYV LLC and Taihua New Energy (Thailand) Co., LTD and (b) that certain Action by Unanimous Written Consent of the Board of Managers of Alpha Steel LLC, dated as of the date hereof.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents, the Agent Fee Letter, the Affiliate Subordination Agreement, the Subordination Agreement, the Governance Rights Side Letter, the JV Consent Documents, each Collateral Access Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with the foregoing; provided that for the avoidance of doubt, the term “Loan Documents” shall not include any Warrant.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Initial Term Loans, the First Delayed Draw Term Loans and the Second Delayed Draw Term Loans.

“LTM Revenue” shall mean, for any period of twelve consecutive months ending on any date, all Revenue of the Borrower and its Subsidiaries for such period.

“Margin Stock” shall have the meaning assigned to such term in Regulations U and X.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Foreign Subsidiary” shall mean each Foreign Subsidiary, other than any Immaterial Foreign Subsidiary.

“Material Indebtedness” shall mean (a) the Subordinated Indebtedness and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Intellectual Property” shall mean all Intellectual Property of the Borrower and the Subsidiaries that is material to the business of the Borrower and its Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.11, each substantially in form and substance acceptable to the Required Lenders.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) reasonable selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Subordinated Indebtedness and the Obligations) which is secured by the asset sold in such Asset Sale or subject to such Casualty Event and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds, (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, and (z) the Required Lenders (in their sole discretion) shall have consented, in writing, to such reinvestment (provided that the consent the Required Lenders under this sub-clause (z) shall not be required in connection with the reinvestment solely of proceeds of Casualty Events not exceeding $500,000 per fiscal year), such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Extraordinary Receipt, the cash proceeds received by or paid to or for the account of any Loan Party.

“New Holding Company” shall have the meaning assigned to such term in Schedule 5.17.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Subsidiary” shall mean any Subsidiary of the Borrower that is not a Guarantor.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans pursuant to this Agreement (including the PIK Interest Loans), when and as due, whether at maturity, by acceleration, upon one or more dates set for payment or prepayment or otherwise, (ii) the Exit Fees, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.24.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(f).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has total assets of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Investors” shall mean the ARC Family Trust and its Affiliates, South Lake One LLC and its Affiliates, Shaker Sadasivam and his Affiliates, David Springer and his Affiliates, and AV Securities, Inc. and its Affiliates.

“Permitted Transfer” shall mean:

(a) the purchase, sale, transfer and other disposition of inventory in the ordinary course of business;

(b) non-exclusive licenses and sublicenses for the use of Intellectual Property of the Borrower and any related assets, in each case, in the ordinary course of business and that could not result in a legal transfer of title of the licensed property;

(c) sale, transfer and other disposition of damaged, obsolete or worn-out assets at fair market value in the ordinary course of business;

(d) sales, transfers and other dispositions by and among Loan Parties;

(e) sale, transfer and other disposition of Permitted Investments;

(f) solely to the extent constituting an Asset Sale, incurrence of Permitted Liens and consummation of transaction expressly permitted under Section 6.04; and

(g) any other sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $250,000 in the aggregate during the term of this Agreement.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PIK Interest Loan” shall have the meaning assigned to such term in Section 2.06(c).

“PIK Percentage” shall mean 7.00% per annum.

“PIK Rate Interest” shall have the meaning assigned to such term in Section 2.06(c).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Projected Expenses” shall mean, as of any date, with respect to any Subsidiary of the Borrower, the ordinary course expenses of such Subsidiary reasonably projected by the Borrower (in good faith and consistent with past practices) to be incurred by such Subsidiary for the period of six consecutive months after such date in connection with the operations of such Subsidiary in the ordinary course of business.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Order” shall mean, as of any date of determination, each purchase order (in a form substantially consistent with past practices of the Borrower and the Subsidiaries) entered by the Borrower or one of the Subsidiaries and a customer of the Borrower or such Subsidiary (a “Customer”) for the purchase by such Customer of equipment from the Borrower and its Subsidiaries, so long as (a) such purchase order has been fully executed by the applicable Customer and the Borrower or such Subsidiary, (b) such purchase order is entered pursuant to an Equipment Supply Agreement (or other written agreement) executed between such Customer and the Borrower or a Subsidiary (an “ESA”), (c) neither such purchase order nor the applicable ESA has been canceled or terminated by any party thereto, and each remains in full force as of such date, (d) neither the Borrower or such Subsidiary nor the applicable Customer is in material breach under such purchase order or the applicable ESA in a manner that would permit the Customer to terminate and cancel such purchase order or the ESA, (e) such purchase order still has amounts payable by such Customer to the Borrower or such Subsidiary, (f) such Customer has provided all of the material purchase documents required under such purchase order and the applicable ESA, including an exhibit B that specifies the following: itemized list and quantity of components sold, delivery schedule of components, customer payment schedule, final price for each component, standard warranty information, final tracker configuration, final tracker specifications and any other industry standard terms customarily included in fully executed Purchase Orders with an exhibit B, and (g) the Borrower or such Subsidiary has received the initial equipment down payment from such Customer under such purchase order.

“Purchase Order Amounts” shall mean, for any period of six months, tested as of the last date of such six-month period, without duplication, all amount due and payable to the Borrower and the Subsidiaries (and not yet paid) solely under new Purchase Orders that were entered into during such six-month period, so long as such Purchase Orders as still in effect as of the last date of such six-month period.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registration Rights Agreement” shall have the meaning assigned to such term in Section 5.18(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund, commingled investment vehicle or managed account that invests in loans, any other fund, managed account or other investment vehicle that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, trustees, officers, employees, members, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time; provided that (a) from and after the time the Specified Lender (or any of its Affiliates or Related Funds) becomes a Lender hereunder and so long as the Specified Lender (or any of its Affiliates or Related Funds) holds any Loans or Commitments, such Lenders must include the Specified Lender and (b) the Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, or (c) any payment (whether in cash, securities or other property) of any management, consulting or advisory fee or any similar fees to any of the holders of the Equity Interests in the Borrower or any Subsidiary, or any of their respective Affiliates.

“Revenue” shall mean, for any period, the total revenue of the Borrower and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP and calculated on a basis consistent with the financial statements filed by the Borrower prior to the Closing Date with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Sanctioned Person” shall have the meaning assigned to such term in Section 3.23.

“Sanctions” shall have the meaning assigned to such term in Section 3.23.

“S&P” shall mean Standard & Poor’s Financial Services LLC, or any successor thereto.

“SEC” shall mean the United States Securities and Exchange Commission or the successor thereto.

“SEC Documents” shall have the meaning assigned to such term in Section 3.05.

“Second Delayed Draw Availability Period” shall mean the period starting from the date that all of the Second Delayed Draw Approval Documents have been executed and delivered by each party thereto (including the Second Delayed Draw Approval executed and delivered by the Required Lenders and the other Lenders party thereto, in each case, in their sole and absolute discretion) and ending on (but not including) the Term Loan Maturity Date.

“Second Delayed Draw Amendment” shall have the meaning assigned to such term in Section 4.04.

“Second Delayed Draw Approval” shall have the meaning assigned to such term in Section 4.04.

“Second Delayed Draw Approval Documents” shall mean, collectively, the Second Delayed Draw Request, the Second Delayed Draw Approval and Second Delayed Draw Amendment.

“Second Delayed Draw Borrowing” shall mean a Borrowing comprised of Second Delayed Draw Term Loans.

“Second Delayed Draw Request” shall have the meaning assigned to such term in Section 4.04.

“Second Delayed Draw Commitment” shall mean, with respect to each Lender, the commitment of such Lender (if any) to make Second Delayed Draw Term Loans hereunder as set forth opposite such Lender’s name on the Second Delayed Draw Approval (if any) delivered by the Required Lenders and the other Lenders party thereto (in each case, in their sole and absolute discretion) hereunder, or in the Assignment and Acceptance pursuant to which such Lender assumed its Second Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and “Second Delayed Draw Commitments” shall mean, collectively, the sum of all Second Delayed Draw Commitments, which shall not exceed $37,500,000 in the aggregate.

“Second Delayed Draw Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Sections 2.01(c), as increased by any PIK Interest Loan in accordance with Section 2.06(c).

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

“Special Meeting Matters” shall mean the requisite vote of the shareholders of the Borrower required to permit the Borrower to issue all shares of common stock issuable on the exercise of the Warrants in excess of the aggregate number of shares which may be issued thereunder without violating applicable law and without first obtaining shareholder approval in accordance with Borrower’s obligations under the rules and regulations of the Nasdaq Stock Market (or any successor entity), including NASDAQ Listing Rule 5635(d) and the rules related to the aggregation of offerings thereunder.

“Specified Lender” shall mean the Lender listed on Schedule 1.01(a).

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Strategic Covenant Event of Default” shall have the meaning assigned to such term in Section 7.02.

“Strategic Covenant Standstill Period” shall have the meaning assigned to such term in Section 7.02.

“Subordinated Creditor” shall mean AV Securities, Inc.

“Subordinated Debt Documents” shall mean (a) the Securities Purchase Agreement, dated as of December 4, 2024, among the Borrower and the Subordinated Creditor, as amended by Amendment No. 1 to the Securities Purchase Agreement and Security Release, dated as of July 2, 2025 and (b) the Amended and Restated Promissory Note, dated as of July 2, 2025, made by the Borrower in favor of the Subordinated Creditor, in each case, as amended, restated, supplemented or otherwise modified in accordance with Section 6.09(a).

“Subordinated Indebtedness” shall mean Indebtedness outstanding under the Subordinated Debt Documents.

“Subordination Agreement” shall mean the Subordination Agreement, dated as of the Closing Date, between the Subordinated Creditor and the Administrative Agent, and acknowledged by the Loan Parties.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean a Lender with a Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean July 2, 2029.

“Term Loans” shall mean, collectively, the Initial Term Loans, the First Delayed Draw Term Loans and the Second Delayed Draw Term Loans.

“Tracker Cost of Goods Sold” shall mean, for any period, the cost of goods sold of the Borrower and its Subsidiaries, on a consolidated basis and consistent with past practices, as invoiced directly by suppliers for tracker hardware, foundations hardware and logistics services for such period.

“Tracker Revenue” shall mean, for any period, the revenue of the Borrower and its Subsidiaries, on a consolidated basis and consistent with past practices, as invoiced directly to customers for tracker hardware, foundations hardware and logistics services for such period.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the execution, delivery, issuance and performance by the Borrower of the Warrants and the other Warrant Documents and (c) the payment of related fees and expenses.

“Unrestricted Cash” shall mean, as of any date of determination, the sum of unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries (based upon the most recent financial statements of the Borrower filed with the SEC) that (a) are not subject to a Lien or springing Lien (other than Liens in favor of the Administrative Agent, for the benefit of the Secured Parties), (b) have not been used to cash collateralize any letter of credit, and (c) subject to the post-closing period provided in Section 5.17, are held by the Loan Parties in accounts subject to Account Control Agreements.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(b).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person failing within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Warrant Documents” shall mean (a) the Warrants, (b) the Registration Rights Agreement and (c) the Governance Rights Side Letter.

“Warrant Holders” shall have the meaning assigned to such term in Section 5.18(a).

“Warrants” shall mean any Warrant to Purchase Shares of Common Stock, issued by the Borrower to the applicable Warrant Holder (as specified therein) in connection with this Agreement (including Section 5.18), and any replacement thereof issued to any Warrant Holder.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”, and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Required Lenders that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding GAAP, (x) Indebtedness of a Person shall be deemed to be carried at the full outstanding principal amount thereof, and the effect of any accounting rules or pronouncements that would require or permit it to be carried at a different value shall be disregarded, and (y) any obligations under a lease that would not have been required to be accounted for as a Capital Lease Obligation under GAAP as in effect prior to December 31, 2018 shall not be treated as a Capital Lease Obligation as a result of subsequent changes to GAAP and shall continue to be treated as an operating lease. In the computation of periods of time from a specified date to a later specified date, the word “from” shall be deemed to mean “from and including”, the words “to” and “until” each shall be deemed to mean “to but excluding”, and the word “through” shall be deemed to mean “to and including”. For all purposes under the Loan Documents, in connection with any division or plan of division or establishment of any series under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) each division and series of any Person shall be treated as a separate Person hereunder.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) required on the face of financial statements under Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Required Lenders and (b) required by the definition of Consolidated EBITDA.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) To make an Initial Term Loan to the Borrower on the Closing Date in a principal amount equaling its Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loan may not be re-borrowed.

(b) To make First Delayed Draw Term Loans to the Borrower during the First Delayed Draw Availability Period as the Borrower may request pursuant to Section 2.03 in an amount not to exceed its First Delayed Draw Commitment in effect at such time; provided that the aggregate amount of all First Delayed Draw Term Loans made hereunder shall not exceed the aggregate First Delayed Draw Commitments of all the Lenders (prior to the use of any such First Delayed Draw Commitments hereunder). Amounts paid or prepaid in respect of First Delayed Draw Term Loans may not be re-borrowed.

(c) To make Second Delayed Draw Term Loans to the Borrower during the Second Delayed Draw Availability Period as the Borrower may request pursuant to Section 2.03 in an amount not to exceed its Second Delayed Draw Commitment (if any) in effect at such time; provided that (i) without limiting the requirements of Section 4.04, no Lender shall have any commitment or obligation to make any Second Delayed Draw Term Loans hereunder until (x) all of the Second Delayed Draw Approval Documents have been executed and delivered by each party thereto (including the Second Delayed Draw Approval executed and delivered by the Required Lenders and the other Lenders party thereto, in each case, in their sole and absolute discretion) and (y) such Lender (in its sole and absolute discretion) has agreed in writing to provide a portion of such Second Delayed Draw Commitment and (ii) the aggregate amount of all Second Delayed Draw Term Loans made hereunder shall not exceed the aggregate Second Delayed Draw Commitments of all the Lenders (prior to the use of any such Second Delayed Draw Commitments hereunder). Allocations of the Second Delayed Draw Commitments among the Lenders that have agreed in writing to provide such Second Delayed Draw Commitments shall be made by the Required Lenders (in their sole discretion); provided that the Second Delayed Draw Commitment of any Lender shall not exceed the amount of such Second Delayed Draw Commitment which such Lender has agreed to provide in writing. Amounts paid or prepaid in respect of Second Delayed Draw Term Loans may not be re-borrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and upon receipt of all requested funds the Administrative Agent shall promptly wire the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) with respect to the Initial Term Borrowing, not later than 12:00 noon, New York City time, one Business Day before the proposed Initial Term Borrowing, (b) with respect to any First Delayed Draw Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed First Delayed Draw Borrowing or (c) with respect to any Second Delayed Draw Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Second Delayed Draw Borrowing; provided that the Borrower shall not be permitted to request any Second Delayed Draw Borrowing hereunder until all of the Second Delayed Draw Approval Documents have been executed and delivered by each party thereto (including the Second Delayed Draw Approval executed and delivered by the Required Lenders and the other Lenders party thereto, in each case, in their sole and absolute discretion). Each such request shall be irrevocable, and shall be in the form of a Borrowing Request specifying the following information: (i) whether the Borrowing then being requested is to be an Initial Term Borrowing, a First Delayed Draw Borrowing or a Second Delayed Draw Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; and (iv) the amount of such Borrowing; provided that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Class thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that (i) in the event of any inconsistency between any account maintained pursuant to clause (b) above and any account maintained pursuant to clause (c) above, the account maintained pursuant to clause (c) above, shall be conclusive absent manifest error and (ii) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms; provided, further, that, in the event of a conflict between such accounts of the Administrative Agent and the Register, the Register shall control.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Required Lenders and the Borrower.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Agent Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(b) The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, (i) on the Closing Date, an upfront fee (the “Closing Upfront Fee”) in an amount equal to the sum of (x) 2.00% of the aggregate principal amount of the Initial Term Loans funded by the Lenders on the Closing Date plus (y) 1.00% of the aggregate First Delayed Draw Commitments as of the Closing Date, (ii) on the first Delayed Draw Advance Date occurring after the Closing Date with respect to the First Delayed Draw Term Loans (such date, the “First Delayed Draw Advance Date”), 1.00% of the aggregate First Delayed Draw Commitments as of the Closing Date (the “First Delayed Upfront Fee”) and (iii) on each Delayed Draw Advance Date with respect to any Second Delayed Draw Term Loans (other than any PIK Interest Loans), an upfront fee (each, a “Second Delayed Upfront Fee” and, together with the Closing Upfront Fee and the First Delayed Upfront Fee, the “Upfront Fees”) in an amount equal to 2.00% of such Second Delayed Draw Term Loans funded by the Lenders on such Delayed Draw Advance Date. The Closing Upfront Fee shall be fully earned, due and payable on the Closing Date. The First Delayed Upfront Fee shall be fully earned, due and payable on the First Delayed Draw Advance Date. Each Second Delayed Upfront Fee with respect to any Second Delayed Draw Term Loans shall be fully earned, due and payable on each applicable Delayed Draw Advance Date for such Second Delayed Draw Term Loans. A portion or the full amount of any Upfront Fees due to any Lender may, at the option of such Lender, be off-set against the amount of the Term Loan made by such Lender on the Closing Date, the First Delayed Draw Advance Date or a Delayed Draw Advance Date, as applicable; provided that, in each case, any such off set shall not reduce the principal amount of the Loans outstanding hereunder. At the option of the Required Lenders, all or any portion of any Upfront Fees may be structured as original issue discount.

(c) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each Interest Payment Date occurring after the Closing Date until the expiration of the First Delayed Draw Availability Period, a non-refundable commitment fee (a “Delayed Draw Commitment Fee”) equal to 1.00% per annum on the daily unused amount of the First Delayed Draw Commitment of such Lender during the period starting on the immediately precedent Interest Payment Date and ending on such Interest Payment Date (or (i) in the case of the initial period, commencing with the Closing Date and (ii) in the case of the expiration or termination of the First Delayed Draw Commitments, ending with the date on which the First Delayed Draw Commitments of such Lender shall expire or be terminated). All Delayed Draw Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) In the event that at any time (including on, prior to or after the Term Loan Maturity Date) any Exit Fee Event occurs, then (in each case), in addition to any principal, interest, other fees and any other amounts due under the Loan Documents, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders an amount (the “Exit Fee”) equal to the greater of (i) zero and (ii) an amount equal to (x) (1) the aggregate amount of all Loans extended by the Lenders under this Agreement on or prior to such Exit Fee Event (without giving effect to any repayment or prepayment of any Loans hereunder or the Upfront Fees or any other amounts off-set against any Loans) times (2) the applicable Exit Fee Percentage, minus (y) the sum of (in each case, to the extent actually received by the Lenders in cash on or prior to the date of such Exit Fee Event) the interest paid on such Loans pursuant to Section 2.06 in cash, including any PIK Interest Loans actually paid in cash on or prior to the date of such Exit Fee Event (but excluding (A) any Default Interest paid under Section 2.07 and (B) any Default Interest that is capitalized and added as PIK Interest Loans, whether or not such PIK Interest Loans are later paid in cash). The Exit Fee shall become immediately due and payable as detailed in this Section and shall be paid in immediately available funds to the Administrative Agent for distribution among the Lenders. The Exit Fee shall constitute an Obligation and shall be due and payable by the Borrower immediately prior to and notwithstanding the automatic acceleration of the outstanding principal of the Loans and all other accrued liabilities contemplated hereunder and under the other Loan Documents.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if any Loans are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), the Exit Fee determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loans were repaid as of such date and shall constitute part of the Obligations for all purposes herein. The Exit Fee shall also be payable in the event the Obligations, the Loans and this Agreement are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The Loan Parties expressly waive the provisions of any present or future statute or law that prohibits or may prohibit the collection of the applicable premium in connection with any such acceleration. The parties hereto further acknowledge and agree that the Exit Fee is not intended to act as a penalty or to punish the Loan Parties for any repayment or redemption of the Loans. The Loan Parties expressly agree that (i) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Exit Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section, (v) the agreement of the Loan Parties to pay the Exit Fee is a material inducement to the Lenders to extend the Loans, and (vi) the Exit Fee represents a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to any Lender or profits lost by such Lender as a result of any Exit Fee Event.

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans (including the PIK Interest Loans) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from the date of such Borrowing to the date of repayment thereof) at a rate per annum equal to 12.00%.

(b) Interest on each Loan shall be payable in cash on each Interest Payment Date except as otherwise provided in this Agreement (including in Section 2.06(c)). Interest on each Loan shall accrue (i) initially, for the period commencing on the date such Loan is extended hereunder and ending on the immediately succeeding Interest Payment Date and (ii) thereafter, for the period commencing on the date of the most recent Interest Payment Date and ending on the immediately succeeding Interest Payment Date. The calculation of interest payable on any Interest Payment Date shall not include such Interest Payment Date.

(c) Subject to Section 2.07, a portion of the interest accrued for any period ending on any Interest Payment Date equal to the PIK Percentage per annum (plus, at any time the Default Interest is payable under Section 2.07, the Default Interest) that is due on such Interest Payment Date (such interest, the “PIK Rate Interest”) shall be, instead of being paid in cash, capitalized and added as paid-in-kind interest (provided that, subject to Section 2.07, for the avoidance of doubt, any interest in excess of the PIK Percentage per annum shall be paid in cash). On each Interest Payment Date, the PIK Rate Interest on any Term Loan due on such Interest Payment Date shall be capitalized and added to the principal amount of (i) in the case of any PIK Rate Interest on any Initial Term Loans, the Initial Term Loans, (ii) in the case of any PIK Rate Interest on any First Delayed Draw Term Loans, the First Delayed Draw Term Loans and (iii) in the case of any PIK Rate Interest on any Second Delayed Draw Term Loans, the Second Delayed Draw Term Loans (any such interest that is capitalized and added to the principal amount of the Initial Term Loans, the First Delayed Draw Term Loans or the Second Delayed Draw Term Loans, as applicable, a “PIK Interest Loan”). Upon adding any PIK Interest Loan to the principal amount of the Initial Term Loans, the First Delayed Draw Term Loans or the Second Delayed Draw Term Loans, as applicable, on any Interest Payment Date, the Administrative Agent is authorized and instructed to record the amount of such PIK Interest Loan on the Register as an increase in the aggregate Initial Term Loans, First Delayed Draw Term Loans or Second Delayed Draw Term Loans, as applicable, ratably among the Lenders (based on their outstanding Initial Term Loans, First Delayed Draw Term Loans or Second Delayed Draw Term Loans, as applicable, prior to such increase). Once any PIK Interest Loan is added to the principal amount of the Initial Term Loans, the First Delayed Draw Term Loans or the Second Delayed Draw Term Loans, as applicable, the outstanding amount of such Initial Term Loans, First Delayed Draw Term Loans or Second Delayed Draw Term Loans, as applicable, in each case as increased by such PIK Interest Loans, shall be subject to all of the same terms and conditions (including interest, premiums and fees) as are applicable to the Initial Term Loans, the First Delayed Draw Term Loans or the Second Delayed Draw Term Loans, as applicable, under this Agreement and the other Loan Documents immediately prior to such increase.

SECTION 2.07. Default Interest. (a) Immediately upon the occurrence and during the continuance of any Event of Default under Section 7.01(b), (c), (g) or (h) or (b) at the written election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, then, in either case to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), at the rate otherwise applicable to the Loans pursuant to Section 2.06(a) plus 7.00% per annum (such additional interest, the “Default Interest”). For so long as such Default Interest is accruing, such Default Interest shall be, instead of being paid in cash, capitalized and added as paid-in-kind interest in accordance with Section 2.06(c).

SECTION 2.08. [Reserved].

SECTION 2.09. Termination and Reduction of Commitments. (a) The Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date. The First Delayed Draw Commitments shall automatically and permanently (i) be reduced upon the making of any First Delayed Draw Term Loans on each applicable Delayed Draw Advance Date by the principal amount of such First Delayed Draw Term Loans made on such date and (ii) terminate upon the expiration of the First Delayed Draw Availability Period. The Second Delayed Draw Commitments shall automatically and permanently (i) be reduced upon the making of any Second Delayed Draw Term Loans on each applicable Delayed Draw Advance Date by the principal amount of such Second Delayed Draw Term Loans made on such date and (ii) terminate upon the expiration of the Second Delayed Draw Availability Period. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on July 2, 2025, if the Initial Term Borrowing shall not have occurred by such time.

(b) Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the First Delayed Draw Commitments and the Second Delayed Draw Commitments; provided that each partial reduction of such Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000.

(c) Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.10. [Reserved].

SECTION 2.11. Repayment of Term Loans(a) .

(a) To the extent not previously paid, all Term Loans (including all PIK Interest Loans) shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to the date of payment.

(b) All repayments pursuant to this Section shall be subject to Section 2.05(d) and Section 2.05(e), but shall otherwise be without premium or penalty.

SECTION 2.12. Voluntary Prepayment. (a) Subject to Section 2.05(d) and Section 2.05(e), the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written notice to the Administrative Agent before 12:00 (noon), New York City time.

(b) Voluntary prepayments of Term Loans shall be applied pro rata against the then outstanding principal amount of the Initial Term Loans, First Delayed Draw Term Loans and Second Delayed Draw Term Loans.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section shall be subject to Section 2.05(d), Section 2.05(e) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale or Casualty Event, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(d).

(b) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d).

(c) In the event that any Loan Party or any Subsidiary shall receive Net Cash Proceeds from any Extraordinary Receipt, such Loan Party or such Subsidiary shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d).

(d) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the then outstanding principal amount of the Initial Term Loans, the First Delayed Draw Term Loans and the Second Delayed Draw Term Loans.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section shall be subject to Section 2.05(d), Section 2.05(e) and Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by any Lender; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Person’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within ten days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. [Reserved].

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender and the Administrative Agent against any loss or expense that such Lender or the Administrative Agent may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in any Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to, as reasonably determined by such Lender or the Administrative Agent, as applicable, its cost of obtaining funds for the Loan that is the subject of such Breakage Event. A certificate of any Lender or the Administrative Agent, as applicable, setting forth any amount or amounts which such Lender or the Administrative Agent, as applicable, is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) Other than with respect to any PIK Rate Interest under Section 2.06(c) (which shall be made as provided in Section 2.06(c)), the Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) under any Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to such account as the Administrative Agent may designate. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. Any payments made after 12:00 (noon), New York City time, may, in the Administrative Agent’s discretion, be deemed paid the next day (with any amounts accruing hereunder continuing to accrue on such amounts through such next day).

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) under any Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees (including the Exit Fee) then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees (including the Exit Fee) then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), 2.20(f)(ii)(B) and 2.20(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed, duly executed and currently effective originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed, duly executed and currently effective originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed, duly executed and currently effective originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) properly completed, duly executed and currently effective originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest with respect to interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed, duly executed and currently effective originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, properly completed, duly executed and currently effective originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed and currently effective originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) The parties hereto intend and agree that (i) the Loans (and any promissory notes executed and delivered in connection therewith) and all Warrants are to be treated as an “investment unit” within the meaning of Section 1273(c)(2) of the Code, and United States Treasury Regulation Section 1.1273-2(h) and (ii) pursuant to United States Treasury Regulation Section 1.1273-2(h), for U.S. Federal, state and local income tax purposes, the issue price of such investment unit will be allocated between the Loans and the Warrants based on their respective relative fair market values, and (iii) the fair market value of the Warrants shall be $16,217,698.86. The parties hereto agree not to take a position inconsistent with this paragraph for U.S. Federal, state, or local income tax purposes, unless there is a “determination” within the meaning of Section 1313 of the Code to the contrary.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (iv) any Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iii) above, all of its interests, rights and obligation with respect to the Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification)

to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iii) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and the Required Lenders and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, with respect to an assignment pursuant to clause (iii) above, the Exit Fee pursuant to Section 2.05(d) (with such assignment pursuant to clause (iii) above being deemed to be a voluntary prepayment in full for purposes of determining the applicability of Section 2.05(d)) and with such amount to be payable by the Borrower); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to clause (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

(b) If (i) any Lender shall request compensation under Section 2.14 or (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents); provided that to issue all of the shares of common stock issuable upon the exercise of the Warrants (in excess of the aggregate number of shares which may be issued thereunder without violating applicable law and without first obtaining shareholder approval in accordance with Borrower’s obligations under the rules and regulations of the Nasdaq Stock Market) the Borrower shall require the approval of the Special Meeting Matters by the Borrower’s shareholders.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements; SEC Documents. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended December 31, 2024, audited by and accompanied by the opinion of BDO USA, P.C., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2025, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) The Borrower has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (excluding any such information, documents or reports or portions thereof subject to confidential treatment, and giving effect to any grace period provided by Rule 12b-25 under the Securities Exchange Act of 1934 ) (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Borrower has delivered or has made available to the Administrative Agent and the Lenders or their respective representatives true, correct and complete copies of each of the SEC Documents not available on EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Borrower included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Borrower is not currently contemplating to amend or restate any of the financial statements (including any notes or any letter of the independent accountants of the Borrower with respect thereto) included in the SEC Documents, nor is the Borrower currently aware of facts or circumstances which would require the Borrower to amend or restate any of the financial statements, in each case, in order for any of the financial statements to be in compliance with GAAP and the rules and regulations of the SEC. The Borrower has not been informed by its independent accountants that they recommend that the Borrower amend or restate any of its financial statements or that there is any need for the Borrower to amend or restate any of the financial statements.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2024.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property, if any), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents). As of the Closing Date, each Foreign Subsidiary of the Borrower is an Immaterial Foreign Subsidiary.

SECTION 3.09. Litigation; Compliance With Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property (if any) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. (a) None of the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Tax Returns; NOLs; Real Property Holding Corporation.

(a) Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all other material, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Federal and all other material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

(b) Neither the Borrower nor any of the Subsidiaries is a “passive foreign investment company” within the meaning of Section 1296 of the Code (a “PFIC”) and the Borrower does not anticipate that it or any Subsidiary will become a PFIC in the foreseeable future. The net operating loss carryforwards (“NOLs”) for United States federal income Tax purposes of the consolidated group of which the Borrower is the common parent, if any, shall not be adversely affected by the transactions contemplated hereby. The transactions contemplated hereby do not constitute an “ownership change” within the meaning of Section 382 of the Code, thereby preserving the Borrower’s ability to utilize such NOLs.

(c) Neither the Borrower nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897 of the Code.

SECTION 3.14. No Material Misstatements; No Material Non-Public Information. (a) No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading when taken as a whole; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

(b) Neither any Loan Party nor any other Person acting on the behalf of any Loan Party has provided the Administrative Agent, any Lender or any of their respective Related Parties with any information that constitutes, or could reasonably be expected to constitute, material non-public information concerning the Borrower or any of the Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 3.15. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the last annual valuation date applicable thereto, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the last annual valuation dates applicable thereto, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

(b) Each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of Borrower, its Affiliates (to the Borrower’s knowledge) or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $500,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.16. Environmental Matters. Except as set forth on Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.18. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Administrative Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

SECTION 3.19. Location of Real Property and Leased Premises. (a) Schedule 3.19(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.19(a).

(b) Schedule 3.19(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.19(b).

SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.22. Regulated Entities. None of the Loan Parties or Subsidiaries nor any Person controlling any Loan Party or any Subsidiary is subject to regulation under the U.S. Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

SECTION 3.23. Sanctioned Persons. None of the Loan Parties or Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any Subsidiary is, or is owned or controlled by Persons that are: (i) the subject of any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions; and the Loan Parties, the Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Loan Parties and the Subsidiaries, are in compliance with all applicable Sanctions in all material respects (any such Persons covered in the foregoing clause (i) or (ii), a “Sanctioned Person”). The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person (i) to finance any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of Sanctions, if such financing would result in a violation of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 3.24. Foreign Corrupt Practices Act. Each of the Borrower and the Subsidiaries and their respective directors, officers, agents, employees and any Person acting for or on behalf of the Borrower or any Subsidiary, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business.

SECTION 3.25. Stock Option Plans. Each stock option granted by the Borrower was granted (a) in accordance with the terms of the applicable stock option plan of the Borrower and (b) with an exercise price at least equal to the fair market value of the common stock on the date such stock option would be considered granted under GAAP and Requirements of Law. No stock option granted under the Borrower’s stock option plan has been backdated. The Borrower has not knowingly granted, and there is no, and has been no, policy or practice of the Borrower to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with the release or other public announcement of material information regarding the Borrower or its Subsidiaries or their financial results or prospects.

SECTION 3.26. No Disagreements with Accountants and Lawyers. There are no material disagreements existing, or reasonably anticipated by the Borrower to arise, between the Borrower or any Subsidiary and the accountants and lawyers formerly or presently employed by the Borrower or any Subsidiary. On or prior to the date hereof, the Borrower had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Borrower has no reason to believe that it will need to restate any such financial statements or any part thereof.

SECTION 3.27. Public Utility Holding Act. None of the Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company,” as such terms are defined in the U.S. Public Utility Holding Act of 2005.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions (each of which may be waived by the Required Lenders):

SECTION 4.01. All Borrowings. On the date of each Borrowing (including the Closing Date and each Delayed Draw Advance Date, but excluding any incurrence of any PIK Interest Loan):

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects as of the date of such Borrowing with the same effect as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after such Borrowing, no Default or Event of Default (including any Strategic Covenant Event of Default during any Strategic Covenant Standstill Period) shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in clauses (b) and (c) of this Section.

SECTION 4.02. First Borrowing. On the Closing Date:

(a) The Administrative Agent and the Lenders shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Arnold & Porter Kaye Scholer LLP, counsel for the Borrower, in such form and substance reasonably satisfactory to the Required Lenders.

(b) The Administrative Agent and the Lenders shall have received (i) a copy of the certificate or articles of incorporation or formation (or equivalent thereof), including all amendments thereto, of each Loan Party (as applicable, the “Loan Party Governance Documents”), certified as of a recent date by the Secretary of State (or equivalent thereof) of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or equivalent thereof); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members, or other applicable governing body, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Loan Party Governance Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to sub-clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to sub-clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) The Administrative Agent and the Lenders shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (b) and (c) of Section 4.01.

(d) (i) The Administrative Agent shall have received an executed Agent Fee Letter and (ii) the Administrative Agent and the Lenders shall have received all Fees and other amounts due and payable pursuant to any Loan Document on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under any Loan Document.

(e) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) The Administrative Agent and the Lenders shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Required Lenders that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g) The Administrative Agent and the Lenders shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which (i) shall be reasonably acceptable to the Required Lenders and (ii) except as otherwise agreed by the Required Lenders in their sole discretion, shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Administrative Agent as additional insured, as applicable, in form and substance reasonably satisfactory to the Required Lenders.

(h) The Administrative Agent and the Lenders shall have received (i) the Subordination Agreement, duly executed by the parties thereto and in full force and effect on the Closing Date and (ii) the JV Consent Documents permitting the granting of Liens, in favor of the Administrative Agent (for the benefit of the Secured Parties), in all of the Equity Interests held by any Loan Party in the Alpha Steel JV.

(i) The Administrative Agent and the Lenders shall have received executed copies of the Subordinated Debt Documents, duly executed by the parties thereto and in full force and effect on the Closing Date, certified by a Responsible Officer of the Borrower as true and correct copies of all of the documents executed in connection with the Subordinated Indebtedness.

(j) The Administrative Agent and the Lenders shall have received a certificate from the chief financial officer of the Borrower certifying that each of the Loan Parties after giving effect to the Transactions to occur on the Closing Date, is solvent.

(k) All requisite Governmental Authorities and third parties (subject to approval of the Special Meeting Matters) shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l) The Governance Rights Side Letter shall have been duly executed by the Borrower, shall be in full force and effect on the Closing Date.

(m) The Administrative Agent and the Lenders shall have received, to the extent requested, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions precedent specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.02 to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.03. First Delayed Draw Borrowings. On each Delayed Draw Advance Date, with respect to any First Delayed Draw Borrowing:

(a) Immediately before, and immediately after, giving pro forma effect to such First Delayed Draw Borrowing (and the use of proceeds thereof, but without including the proceeds of such First Delayed Draw Borrowing in the calculation of Section 6.10(a)), the Borrower shall be in compliance with Section 6.10 (as of the most recently completed period of four consecutive fiscal quarters ending prior to such Borrowing for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered);

(b) The Administrative Agent and the Lenders shall have received a certificate from a Financial Officer of the Borrower certifying that the conditions set forth in Section 4.01 and in clause (a) of this Section 4.03 shall be satisfied as of such date, accompanied by such supporting documents and calculations as may reasonably be requested by the Required Lenders; and

(c) The Administrative Agent and the Lenders shall have received evidence, reasonably satisfactory to the Required Lenders, that (i) the Borrower has obtained all appropriate consents and approvals with respect to the Warrants (and the Equity Interests to be issued upon the exercise of the Warrants), including approval of the Special Meeting Matters by the requisite number of the shareholders of the Borrower, as required to permit the Borrower to issue all Equity

Interests issuable upon the exercise of the Warrants (without regard to any limitations or restrictions on exercise set forth therein) and (ii) any Equity Interests of the Borrower contemplated by the Warrants (including any such Equity Interests issuable upon the exercise thereof) shall have been authorized, issued and set aside by the Borrower in such number as necessary for the future honoring of its obligations under the Warrants.

SECTION 4.04. Second Delayed Draw Borrowings. On each Delayed Draw Advance Date, with respect to any Second Delayed Draw Borrowing:

(a) The Borrower shall have delivered to the Administrative Agent and the Lenders, at least 20 Business Days prior to such proposed Delayed Draw Advance Date (i) a written notice of the proposed requested Borrowing, (ii) a written request that the Required Lenders (in their sole and absolute discretion) approve such requested Second Delayed Draw Commitment and such Borrowing of Second Delayed Draw Term Loans and the applicable Lenders (in their sole and absolute discretion) confirm their willingness to provide a Second Delayed Draw Commitment, and (iii) all financial information, certificates and other information reasonably requested by the Administrative Agent and the Required Lenders in connection with the written request that the Required Lenders approve such requested Second Delayed Draw Commitment (collectively, the “Second Delayed Draw Request”).

(b) The Required Lenders (in their sole and absolute discretion) have approved the Second Delayed Draw Request and the requested Second Delayed Draw Commitment and Borrowing of Second Delayed Draw Term Loans in writing and the applicable Lenders (in their sole and absolute discretion) shall have agreed in writing to provide the requested Second Delayed Draw Commitments (with such Second Delayed Draw Commitments to be allocated among the Lenders (that have agreed in writing to provide such Second Delayed Draw Commitments) as determined by the Required Lenders, in their sole discretion) and to fund the requested Second Delayed Draw Term Loans in accordance with Section 2.01(c) (collectively, the “Second Delayed Draw Approval”).

(c) The Administrative Agent and the Lenders shall have received from the Loan Parties all amendments to this Agreement and the other Loan Document required or requested by the Required Lenders in connection with the Second Delayed Draw Request (the “Second Delayed Draw Amendment”).

(d) Immediately before, and immediately after, giving pro forma effect to such Second Delayed Draw Borrowing (and the use of proceeds thereof, but without including the proceeds of such First Delayed Draw Borrowing in the calculation of Section 6.10(a)), the Borrower shall be in compliance with Section 6.10 (as of the most recently completed period of four consecutive fiscal quarters ending prior to such Borrowing for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered); and

(e) The Administrative Agent and the Lenders shall have received a certificate from a Financial Officer of the Borrower certifying that the conditions set forth in Section 4.01 and in clause (d) of this Section 4.04 shall be satisfied as of such date, accompanied by such supporting documents and calculations as may reasonably be requested by the Required Lenders.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Administrative Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification Obligations for which no claim has been made) shall have been paid in full, the Borrower shall, and shall cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties; Filing. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of the Borrower, as a corporation under the General Corporation Law of the State of Delaware), except as otherwise expressly permitted by Section 6.05.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good working order, ordinary wear and tear excepted.

(c) Comply with all Contractual Obligations, Requirements of Law and orders of any Governmental Authority, whether now in effect or hereafter enacted (including ERISA, the USA PATRIOT Act, the FCPA and all applicable Environmental Laws), except to the extent that failure to comply therewith (other than in the case of the USA PATRIOT Act or the FCPA) could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) In the case of the Borrower, timely file all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 (excluding any such information, documents or reports or portions thereof subject to confidential treatment, and giving effect to any grace period provided by Rule 12b-25 under the Securities Exchange Act of 1934).

SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (as reasonably determined by the Borrower’s management in good faith); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary for companies in the same or similar businesses operating in the same or similar locations as the Borrower; and maintain such other insurance as may be required by Requirements of Law.

(b) Cause all such policies covering any Collateral to (in each case, unless otherwise agreed to by the Required Lenders in their sole discretion) (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee or mortgagee thereunder and (iii) be endorsed or otherwise amended to provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or any other Loan Party under such policies directly to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Required Lenders; provided that the Borrower shall use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium upon not less than ten days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; provided, further, that the Borrower shall deliver to the Administrative Agent prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), together with evidence satisfactory to the Required Lenders of payment of the premium therefor.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section is taken out by any Loan Party, and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

SECTION 5.03. Obligations and Taxes. Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all federal and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could give rise to a Lien (other than a Permitted Lien, except under Sections 6.02(c) or 6.02(d)) upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

SECTION 5.04. Financial Statements, Reports, Etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year (provided that the Borrower may file a Form 12b-25 with respect to its annual reports on Form 10-K, in which case the Borrower shall provide the following financial statements by the extended deadline applicable under Rule 12b-25 of the Securities Exchange Act of 1934), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by BDO USA, P.C. or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing substantial doubt about the ability of the Borrower and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit, in each case, other than any going concern qualification resulting from the same facts and circumstances that resulted in the going concern qualification included in the opinion of BDO USA, P.C. provided in connection with the financials of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2024 ) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within 45 days after (i) the first, second and third fiscal quarter of each fiscal year (provided that the Borrower may file a Form 12b-25 with respect to its quarterly reports on Form 10-Q, in which case the Borrower shall provide the following financial statements for any first, second or third fiscal quarter of any fiscal year by the extended deadline applicable under Rule 12b-25 of the Securities Exchange Act of 1934) and (ii) upon the request of the Required Lenders, the fourth fiscal quarter of each fiscal year (which request must be received on or prior to the last day of any such fourth fiscal quarter), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for the absence of any footnotes and subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;;

(c) (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit E (x) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) certifying compliance with each of the covenants contained in Section 6.10, and (ii) upon the request of the Required Lenders, setting forth computations in reasonable detail satisfactory to the Required Lenders demonstrating compliance with the covenants contained in Section 6.10 (provided that such computation requested under this sub-clause (ii) shall be provided to the Lenders pursuant to separate procedures and protocols mutually established by the Required Lenders and the Borrower);

(d) to the extent requested by the Required Lenders in writing, within five days after the Borrower’s most recent annual operating plan has been presented to its board of directors, a copy of such annual operating plan; provided that such annual operating plan shall be on a form that (i) is consistent with past practices and (ii) substantially similar to the form provided to the Lenders prior to the Closing Date (any such requested annual operating plan, the “Requested Plan”); provided that the Borrower shall (x) provide written notice to the Administrative Agent and the Lenders if there are any significant revisions to any such Requested Plan and (y) upon the request of the Required Lenders, provide such significant revisions to the Administrative Agent and the Lenders;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f) to the extent requested by the Required Lenders in writing, copies of any “management letter” received by the Borrower or any of its Subsidiaries, from its certified public accountants and the management’s response thereto;

(g) promptly after the request of the Required Lenders in writing, for each Non-Loan Party Subsidiary, a breakdown of (i) the total assets of each such Non-Loan Party Subsidiary as of the last day of the most recently ended fiscal quarter, (ii) the percentage of the total assets of each such Non-Loan Party Subsidiary as of the last day of the most recently ended fiscal quarter, as compared to the total assets of the Borrower and the Subsidiaries as of such day, (iii) the consolidated revenue of each such Non-Loan Party Subsidiary for the most recently ended period of four consecutive fiscal quarters, and (iv) the percentage of the consolidated revenue of each such Non-Loan Party Subsidiary for the most recently ended period of four consecutive fiscal quarters, as compared to the consolidated revenue of the Borrower and the Subsidiaries for such period;

(h) promptly after the request by the Administrative Agent or any Lender, all documentation and other information that such Person reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Required Lenders may reasonably request.

Notwithstanding anything set forth in this Agreement, the obligations referred to in Sections 5.04(a), 5.04(b) and 5.04(e) may be satisfied with respect to information of the Borrower and the Subsidiaries, to the extent that the reports or information are included in materials publicly filed by the Borrower with the SEC, by the public filing of such information or reports with the SEC, including, with respect to financial information of the Borrower and the Subsidiaries required pursuant to Sections 5.04(a), 5.04(b) and 5.04(e), by the public filing of Form 8-K, 10-K or 10-Q or, in the case of Section 5.04(e), proxy statements or other materials of the Borrower filed with the SEC.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any default, event of default or material breach under any Subordinated Debt Document, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(c) the filing or commencement of, any written threat or notice of intention of any Person to file or commence, or any judgment, ruling, substantive order or settlement with respect to, any action, suit, assessment (including any Tax or tariff assessment) or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower, any of its Subsidiaries or the Alpha Steel JV that (i) involves any Loan Document or the Transactions, (ii) that could reasonably be expected to result in a judgment, penalty, fine or assessment against, or liability for, the Borrower, the Subsidiaries or the Alpha Steel JV in excess of $500,000 or (iii) could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount that could reasonably be expected to exceed $500,000;

(e) the discovery or Release to the environment of Hazardous Materials or occurrence of violations of Environmental Law, including receipt of claims or notices of potential liability therefor, that in any such case could reasonably be expected to result in losses, expenses, fines or penalties asserted against or payable by the Borrower or any of its Subsidiaries in an aggregate amount that could reasonably be expected to exceed $500,000;

(f) the acquisition by any Loan Party or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000;

(g) any Subsidiary no longer qualifying as an Immaterial Foreign Subsidiary or being required to be designated as no longer an Immaterial Foreign Subsidiary (in accordance with the definition thereof); and

(h) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent and the Lenders at least 20 Business Days’ prior written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent and the Lenders if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent and the Lenders a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper and complete books of record and account in conformity with GAAP and all Requirements of Law in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and upon reasonable notice during normal business hours, and to make extracts from and copies of such financial records; provided that, so long as no Event of Default has occurred and is continuing, (a) such visitation and inspection rights shall be limited to no more than twice per fiscal year and (b) the Loan Parties shall not be responsible for the costs and expenses of more than one such visitation and inspection per fiscal year. In addition, each Loan Party will permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor during such visits.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only (a) to pay the fees, costs and expenses incurred in connection with the Transactions, and (b) for general corporate purposes; provided that none of the proceeds of the Loans shall be used to repurchase or redeem any Equity Interests issued by the Borrower or any Subsidiary or repay or prepay any Indebtedness. The Borrower will not use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent and the Lenders as soon as possible after, and in any event within 15 days after any responsible officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $500,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material permits necessary for its operations and properties under Environmental Laws; and conduct in accordance with Environmental Laws any remedial action agreed to be undertaken by the Borrower or any of its Subsidiaries, or otherwise required to be undertaken pursuant to Environmental Law; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b) The Borrower will cause (i) any subsequently acquired or organized Subsidiary (other than any Immaterial Foreign Subsidiary) and (ii) any Immaterial Foreign Subsidiary that no longer qualifies as an Immaterial Foreign Subsidiary or is required to be designated as no longer an Immaterial Foreign Subsidiary (in accordance with the definition thereof) to, in each case, within 30 days of such acquisition, organization, failure to qualify or designation (as such time period may be extended by the Required Lenders in their sole discretion) become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Administrative Agent (including any security document required under the laws of the jurisdiction of formation of any Material Foreign Subsidiary, as advised by local counsel to the Lenders). In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Required Lenders shall designate in writing (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiaries (other than the Immaterial Foreign Subsidiaries) (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents (including, in connection with any Material Foreign Subsidiary, any security documents, mortgages, deeds of trust and other instruments and documents required under the laws of the jurisdiction of formation of such Material Foreign Subsidiary, as advised by local counsel to the Lenders) in form and substance satisfactory to the Required Lenders, and the Borrower shall deliver or cause to be delivered to the Lenders all such security agreements, mortgages, deeds of trust and other instruments and documents (including legal opinions, title insurance policies and lien searches) as the Required Lenders shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Required Lenders shall reasonably request as to the perfection and priority status of each such security interest and Lien.

SECTION 5.12. Board of Directors; Board Appointments.

(a) The Borrower shall comply with the terms, conditions, agreements and obligations contained in the Governance Rights Side Letter, including with respect to the appointment of the Observer (as defined in the Governance Rights Side Letter) and the Board Designee (as defined in the Governance Rights Side Letter).

(b) The Borrower shall cause its board of directors to be the decision-making body of the Borrower and the Subsidiaries with full power and authority to make decisions on behalf of the Borrower and the Subsidiaries that are customarily reserved for the board of directors of a Delaware corporation. The Borrower shall continue to have regular quarterly meetings of its board of directors, with customary materials provided to such board of directors, including each Board Appointee (once designated pursuant to the Governance Rights Side Letter), as applicable.

(c) Each Board Appointee (once designated pursuant to the Governance Rights Side Letter), as applicable, shall receive complete copies of all information, materials and documentation provided to any other member of the board of directors of the Borrower, as provided in the Governance Rights Side Letter.

SECTION 5.13. Listing. The Borrower shall maintain its common stock’s listing or authorization for quotation (as the case may be) on the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market” and, the market on which the Borrower maintains its common stock’s listing or authorization for quotation (as the case may be) from time to time, the “Principal Market”). Neither the Borrower nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of its common stock on the Principal Market.

SECTION 5.14. Disclosure of Transaction. The Borrower shall (a) on or before 9:30 a.m., New York City time, on the first Business Day after the Closing Date (or such later date agreed to in writing by the Required Lenders in their sole discretion, which may be by email), (i) issue a press release reasonably acceptable to the Required Lenders disclosing all the material terms of the transactions contemplated by the Loan Documents and the Warrant Documents (if not already publicly disclosed) and (ii) file a current report on Form 8-K (that is reasonably acceptable to the Required Lenders) describing all the material terms of the transactions contemplated by the Loan Documents and the Warrant Documents in the form required by the Securities Exchange Act of 1934, as in effect on the date hereof, and attaching all of the material Loan Documents, the Warrant Documents and the form of Security Documents) (including all attachments, the “8-K Filing”) and (b) no later than concurrently with the filing of its quarterly report with the SEC for the fiscal quarter ending June 30, 2025 (the “Second Quarter 10-Q” and, the date of such filing, the “Release Date”), (i) publicly disclose all material, non-public information (if any) provided to any Lender, the Administrative Agent or any of their respective Related Funds or Affiliates on or prior to the Release Date and (ii) confirm to the Lenders and the Administrative Agent in writing that, upon the filing of the Second Quarter 10-Q, the Borrower believes that none of the information provided to the Lenders or the Administrative Agent on or prior to the Release Date that is not then public is material information. From and after the filing of the Second Quarter 10-Q, so long as no Board Appointee has been appointed under the Governance Rights Side Letter (unless all such Board Appointees are no longer members or observers of the board of directors of the Borrower), upon the request of the Required Lenders from time to time, the Borrower shall disclose all material, non-public information (if any) provided to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries or any of their respective Related Parties (or confirm to the Lenders and the Administrative Agent that the Borrower believes that none of the information provided to the Lenders or the Administrative Agent on or prior to the date of such request that is not then public is material information). For the avoidance of doubt, the Borrower shall not be required to publicly disclose any information if the Borrower (A) has in good faith determined that the matters relating to such information do not constitute material, non-public information relating to the Borrower or any of its Subsidiaries and (B) has provided a written notice to the Administrative Agent and the Lenders stating that, notwithstanding the failure to disclose any such non-public information, the Administrative Agent, the Lenders and their respective Related Funds and Affiliates (x) do not have any material, non-public information relating to the Borrower or any of its Subsidiaries and (y) do not have any duty of confidentiality to the Borrower, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, any such non-public information.

SECTION 5.15. Disclosures. The Borrower shall, and shall cause its Subsidiaries and their respective Related Parties to, provide all notices and information (as required to be delivered pursuant to, or in connection with, any Loan Document and any Warrant Document) to the Administrative Agent and the Lenders pursuant to separate procedures and protocols mutually established by the Required Lenders and the Borrower. Upon delivery by the Borrower, any Subsidiary or any of their respective Related Parties to the Administrative Agent or any Lender (or receipt by the Borrower, any Subsidiary or any of their respective Related Parties from the Administrative Agent or any Lender) of any notice or information in accordance with the terms of this Agreement, any other Loan Documents or any Warrant Document (unless a Board Appointee has been, and continues to be, appointed under the Governance Rights Side Letter), upon the request of the Required Lenders, the Borrower shall on or prior to 9:30 a.m., New York City time on the Business Day immediately following such request of the Required Lenders, publicly disclose any and all material, non-public information included in such notice or information on a current report on Form 8-K (that is reasonably acceptable to the Required Lenders); provided that the Borrower shall not be required to publicly disclose any information if the Borrower (i) has in good faith determined that the matters contained in or relating to such notices or information do not constitute material, non-public information relating to the Borrower or any of its Subsidiaries and (ii) has provided a written notice to the Administrative Agent and the Lenders stating that, notwithstanding the failure to disclose any such non-public information, the Administrative Agent, the Lenders and their respective Related Funds and Affiliates (x) do not have any material, non-public information relating to the Borrower or any of its Subsidiaries and (y) do not have any duty of confidentiality to the Borrower, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, any such non-public information. In the event that the Borrower believes that a notice or other information contains material, non-public information relating to the Borrower or any of its Subsidiaries, the Borrower so shall indicate to the Administrative Agent and the Lenders explicitly in writing in such notice (or immediately upon receipt of notice from the Administrative Agent or any Lender, as applicable), and in the absence of any such written indication in such notice (or notification from the Borrower immediately upon receipt of notice from the Administrative Agent and the Lenders), the Administrative Agent and the Lenders shall be entitled to presume that all information contained in any notice or other information provided under any Loan Document or any Warrant Document does not constitute material, non-public information relating to the Borrower or any of its Subsidiaries.

SECTION 5.16. Funds of Non-Loan Party Subsidiaries. To the extent that, as of the last day of any fiscal month (each such date, the “Monthly Test Date”), any Non-Loan Party Subsidiary has cash or Permitted Investments in an aggregate amount in excess of the Projected Expenses of such Non-Loan Party Subsidiary as of such Monthly Test Date (such excess, the “Excess Amount”), such Non-Loan Party Subsidiary shall distribute or transfer such Excess Amount to a Loan Party within two Business Days after such Monthly Test Date so that (after giving effect to such distribution or transfer) the aggregate amount of all cash and Permitted Investments of such Non-Loan Party Subsidiary does not exceed the Projected Expenses of such Non-Loan Party Subsidiary; provided that no Non-Loan Party Subsidiary shall be required to distribute or transfer any amounts pursuant to this Section if such distribution or transfer (a) is prohibited under applicable law or (b) in the case of any Foreign Subsidiary, would result in material adverse tax consequences to the Borrower, as reasonably determined by the Borrower in good faith.

SECTION 5.17. Post-Closing Requirements. The Borrower shall, and shall cause each other Loan Party to, satisfy the requirements set forth on Schedule 5.17 in the time periods set forth in said Schedule (as each such time period may be extended by the Required Lenders in their sole discretion). The parties acknowledge and agree that notwithstanding anything herein to the contrary, all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the noncompletion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.17.

SECTION 5.18. Warrant Documents. The Borrower shall:

(a) on or prior to the date that is one Business Day after the Closing Date (or such later date agreed to in writing by the Required Lenders in their sole discretion, which may be by email) (i) execute, deliver and issue a Warrant, in the form attached hereto as Exhibit G, to each Lender of record as of such time (or such Lender’s Affiliates and Related Funds, as designed by each such Lender) (collectively, and together with their respective successors and assigns, the “Warrant Holders”), which Warrants shall be exercisable for, in the aggregate, 5,418,292 shares of common stock of the Borrower, allocated pro rata among the Warrant Holders in accordance with the Lenders’ respective applicable Commitments at such time (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans) and (ii) provide evidence to the Required Lenders that, except for the Special Meeting Matters, (x) the Borrower has fully complied with or obtained appropriate consents or waivers with respect to any outstanding rights of first refusal, rights of first offer, pre-emptive rights or anti-dilution rights or redemption or repurchase rights with respect to all of such Warrants (and, if issued, the Equity Interests to be issued thereunder) issued or to be issued to the Warrant Holders and (y) any Equity Interests in the Borrower contemplated by such Warrants shall have been authorized and set aside by the Borrower in such number as necessary for the future honoring of its obligations under all of the Warrants; and

(b) no later than one Business Day after the receipt of a written request of the Required Lenders (or such later date agreed to in writing by the Required Lenders in their sole discretion, which may be by email), execute and deliver to the Lenders and the Warrant Holders a registration rights agreement substantially in the form of Exhibit H (the “Registration Rights Agreement” and, the date of execution thereof, the “Registration Rights Execution Date”) with respect to all of the shares of common stock of the Borrower issuable upon the exercise of any of the Warrants; provided that, if the Registration Rights Execution Date occurs more than 30 days after the Closing Date, the “Filing Deadline” with respect to the initial Registration Statement (in each case, as defined in the Registration Rights Agreement) required to be filed pursuant to Section 2(a) of the Registration Rights Agreement shall be the date that is five Business Days after the Registration Rights Execution Date (or such later date agreed to in writing by the Required Lenders in their sole discretion, which may be by email) (the “Registration Filing Date”), and the Borrower shall file the initial Registration Statement (as defined in the Registration Rights Agreement) pursuant to Section 2(a) of the Registration Rights Agreement no later than the Registration Filing Date.

SECTION 5.19. Section 45X Tax Credits. Use its best efforts to ensure that the Alpha Steel JV continues to be eligible for and receives any and all advanced manufacturing production credits under Section 45X of the Code. If any Change in Law adversely impact the Alpha Steel JV’s eligibility for the existing advanced manufacturing production credits under Section 45X of the Code, the Borrower shall use its best efforts to restructure the Alpha Steel JV in order for the Alpha Steel JV to continue to be eligible for, and to receive, any and all advanced manufacturing production credits under Section 45X of the Code. Notwithstanding the foregoing, the Borrower shall not be required to take any actions or use any such efforts (a) to the extent that any Change in Law eliminates such tax credits in their entirety, (b) if the Borrower needs the consent of the Lenders to implement a reasonable restructuring plan, the Borrower presents such reasonable restructuring plan to the Lenders and the Lenders fail to reasonably cooperate with the Borrower’s implementation of such plan or (c) to the extent prohibited by applicable law or regulation.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification Obligations for which no claim has been made) have been paid in full, the Borrower shall not, nor shall it cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except (the following, individually and collectively, the “Permitted Indebtedness”):

(a) Indebtedness existing on the date hereof and set forth on Schedule 6.01(a) and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than by an amount not to exceed the reasonable fees and expenses incurred by the Borrower or any relevant Subsidiary related to such extension, renewal or replacement), neither the final maturity nor the Weighted Average Life to Maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement executed and delivered by the Borrower, the applicable Subsidiaries and the Administrative Agent;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause, when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to clause (e) shall not exceed $250,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (d), not in excess of $250,000 at any time outstanding;

(f) Indebtedness under performance bonds, under surety bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice with an Agreement Value not to exceed $250,000 at any time outstanding;

(h) the Subordinated Indebtedness, so long as (i) such Indebtedness is unsecured and subordinated to the Obligations pursuant to the Subordination Agreement and (ii) the aggregate principal amount of such Indebtedness does not exceed (x) $16,146,955.49 plus (y) to the extent permitted under the Subordination Agreement, interest paid in kind and added to the principal thereof in accordance with the Subordinated Debt Documents;

(i) (i) Indebtedness to trade creditors incurred in the ordinary course of business and (ii) Indebtedness incurred in the ordinary course of business under corporate credit cards;

(j) solely to the extent constituting Indebtedness, the consummation of Permitted Acquisitions, investments in Permitted Investments and the consummation of transactions expressly permitted under Section 6.04; provided that this clause (j) shall not be deemed to permit the incurrence of any additional Indebtedness (including any earn-outs or sellers notes) in connection with (or to finance) any Permitted Acquisitions, Permitted Investments or transactions under Section 6.04;

(k) unsecured reimbursement obligations in connection with performance standby letters of credit issued in the ordinary course of business, on behalf of the Borrower and the Subsidiaries, to customers of the Borrower and the Subsidiaries in connection with performance by the Borrower and the Subsidiaries of contracts with such customers entered into in the ordinary course of business;

(l) to the extent constituting Indebtedness, deposits and prepayments made by customers in the ordinary course of business; and

(m) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $100,000 at any time outstanding;

provided that, notwithstanding the foregoing, no Non-Loan Party Subsidiary shall incur, create, assume or permit to exist any Indebtedness for borrowed money in excess of $100,000 in the aggregate for all such Non-Loan Party Subsidiaries at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the following, individually and collectively, the “Permitted Liens”):

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) Liens for Taxes, assessments and governmental charges or levies not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(g) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(h) customary leasehold interests in leases or subleases and licenses (other than exclusive licenses of Intellectual Property) granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(j) statutory or common law (and not contractual) Liens of landlords;

(k) statutory and common law Liens or contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary;

(l) security deposits in connection with real property leases entered in the ordinary course of business;

(m) Liens on cash securing corporate credit card obligations permitted under Section 6.01(i);

(n) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(o) judgment Liens securing judgments not constituting an Event of Default under Section 7.01;

(p) solely to the extent constituting a Lien, licenses that constitute Permitted Transfers; and

(q) other Liens (other than on any property or assets of any Non-Loan Party Subsidiary) securing liabilities hereunder in an aggregate amount not to exceed $100,000 at any time outstanding.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it or its Affiliate shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter it or its Affiliate shall rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower, the Subsidiaries and other Persons, as set forth on Schedule 6.04(a) and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that, in the case of this clause (ii), (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement, (B) the amount of investments made at any time after the Closing Date by

Loan Parties in, and loans and advances made at any time after the Closing Date by Loan Parties to, any Non-Loan Party Subsidiary shall not (when combined with the aggregate cash and Permitted Investments of such Non-Loan Party Subsidiary at such time) exceed (at the time of such investment, loan or advance) the Projected Expenses of such Non-Loan Party Subsidiary at such time, and (C) the amount of investments made at any time after the Closing Date by Loan Parties in, and loans and advances made at any time after the Closing Date by Loan Parties to, Non-Loan Party Subsidiaries shall not exceed $100,000 in the aggregate during the term of this Agreement.

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement executed and delivered by Borrower, the applicable Subsidiaries and the Administrative Agent and (iii) the amount of such loans and advances made by Loan Parties to any Non-Loan Party Subsidiary shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers, in each case, to the extent permitted under Section 6.01(g);

(f) the Borrower or any Subsidiary Guarantor may acquire all or substantially all the assets of a Person or line of business of such Person, or (including by way of a merger or stock acquisition) not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person that (after the consummation of such acquisition) will become a Domestic Subsidiary (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not (when combined with the aggregate amount of all investments, loans and advances made under Section 6.04(g) and the aggregate amount of all Restricted Payments made under Section 6.06(a)(ii)) exceed $1,000,000 in the aggregate during the term of this Agreement; (D) the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Required Lenders; (E) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.11 and the Security Documents (provided that (x) in connection with any merger involving the Borrower, the Borrower shall be the surviving Person of such merger and (y) in connection with any merger involving any Loan Party, such Loan Party shall be the surviving Person of such merger) (any acquisition of an Acquired Entity meeting all the criteria of this Section being referred to herein as a “Permitted Acquisition”);

(g) investments consisting of receivables owed by customers, prepayments made by (and similar extensions of credit to) customers and prepayments to suppliers, in each case, in the ordinary course of business;

(h) travel advances made to directors, officers and employees in the ordinary course of business; provided that the aggregate amount of such travel advances shall not exceed $100,000 in the aggregate per fiscal year;

(i) in addition to investments permitted by clauses (a) through (h) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (g) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not (when combined with the aggregate consideration paid under Section 6.04(f) for Permitted Acquisitions and the aggregate amount of all Restricted Payments made under Section 6.06(a)(ii)) exceed $1,000,000 in the aggregate during the term of this Agreement.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower and any Subsidiary may (x) consummate Permitted Acquisitions in accordance with Section 6.04(f) and (y) complete Permitted Transfers; and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (x) any Wholly Owned Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (y) any Wholly Owned Subsidiary of the Borrower may merge into or consolidate with any other Wholly Owned Subsidiary of the Borrower in a transaction in which the surviving entity is a Wholly Owned Subsidiary of the Borrower and no Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party).

(b) Other than a Permitted Transfer, make any Asset Sale unless (i) such Asset Sale is for consideration at least 85% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the Net Cash Proceeds of such Asset Sale are applied in accordance with Section 2.13(a).

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided that:

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) the Borrower and the Subsidiaries may declare and pay other Restricted Payments in an aggregate amount (when combined with the aggregate consideration paid under Section 6.04(f) for Permitted Acquisitions and the aggregate amount of all investments, loans and advances made under Section 6.04(g)) not exceeding $1,000,000 in the aggregate during the term of this Agreement;

(iii) the Borrower may make payments with respect to the Subordinated Indebtedness to the extent expressly permitted under the Subordination Agreement and Section 6.09(b);

(iv) the Borrower and the Subsidiaries may make ordinary course payments to their respective directors as compensation and to reimburse them for actual out-of-pocket expenses incurred in connection with attending board of director meetings; provided that the aggregate amount of all such payments under this sub-clause (iv) shall not exceed $450,000 in the aggregate per fiscal year; and

(v) the Borrower may undertake sell-to-cover and withhold-to-cover transactions, in the ordinary course of business, on behalf of its employees and consultants with respect to Qualified Capital Stock of the Borrower held by such employees and consultants or issuable to such employees and consultants upon the vesting and settlement of restricted stock units; provided that the aggregate amount of Restricted Payments made under this sub-clause (v) (other than such Restricted Payments funded solely with the proceeds contemporaneously received from the sale of Qualified Capital Stock of the Borrower held by, or issuable to, such employees and consultants) shall not exceed $100,000 in the aggregate during the term of this Agreement.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions With Affiliates. Except for (i) transactions between or among Loan Parties and (ii) the transactions expressly permitted under Sections 6.06(a)(iii), 6.06(a)(iv) and 6.06(a)(v), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08. Business of the Borrower and Subsidiaries; Real Property Holding Corporation.

(a) With respect to the Borrower and its Subsidiaries (other than the New Holding Company), engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

(b) With respect to the New Holding Company, after the New Holding Company is formed in accordance with Section 5.17, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Subsidiaries and the Alpha Steel JV and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement

(c) Become a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Borrower shall certify to the Administrative Agent and the Lenders, upon any Lender’s request, that neither the Borrower nor any Subsidiary is a U.S. real property holding corporation within the meaning of Section 897 of the Code.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of (i) any Subordinated Debt Document, except as expressly permitted under the Subordination Agreement, (ii) any indenture, instrument or agreement pursuant to which any other Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of the Subsidiaries or the Lenders or (iii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders or the Warrant Holders in any material respect.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes (x) any Subordinated Indebtedness, other than, to the extent expressly permitted under the Subordination Agreement, regular scheduled payments of interest as and when due under the Subordinated Indebtedness or (y) any other Indebtedness except (other than with respect to the Subordinated Indebtedness) (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness permitted by Section 6.01, (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (D) regular scheduled payments of interest as and when due (to the extent expressly permitted by applicable subordination provisions) and (E) payments to employees expressly permitted under Section 6.06(a)(v), or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

SECTION 6.10. Financial Covenants.

(a) Minimum Unrestricted Cash. Permit the aggregate balance of the Unrestricted Cash of the Loan Parties, as of the last day of each fiscal quarter set forth below, to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending:	Minimum Unrestricted Cash
September 30, 2025:	$	[	***]
December 31, 2025:	$	[	***]
March 31, 2026:	$	[	***]
June 30, 2026, and the last day of each March, June, September and December thereafter:	$	[	***]

(b) Minimum LTM Revenue. Permit the LTM Revenue of the Borrower and its Subsidiaries, on a consolidated basis, for any period of twelve consecutive months ending on each date set forth below to be less than the amount set forth opposite such date below:

Date:	Minimum LTM Revenue Amount
December 31, 2025:	$	[	***]
June 30, 2026:	$	[	***]
December 31, 2026, and the last day of each June and each December thereafter:	$	[	***]

(c) Minimum Direct Tracker Margin. Permit the Direct Tracker Margin for any period of three consecutive months ending on the last day of each fiscal quarter of each fiscal year, commencing with the fiscal quarter ending March 31, 2026, to be less than [***]%.

(d) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower and the Subsidiaries for any period of twelve consecutive months ending on the last day of each fiscal year, commencing with the fiscal year ending December 31, 2026, to be less than $[***].

(e) Minimum Purchase Order Amounts. Permit the Purchase Order Amounts for each period of six months set forth below, tested as of the last day of each such six-month period, solely under new Purchase Orders that were entered into during such six-month period, to be less than the amount set forth opposite such period below:

Period:	Minimum Purchase Order Amounts
July 1, 2025 through December 31, 2025:	$	[	***]
January 1, 2026 through June 30, 2026:	$	[	***]
July 1, 2026 through December 31, 2026 and each period of six months ending on the last day of each June and each December thereafter:	$	[	***]

SECTION 6.11. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.

SECTION 6.12. Certain Equity Securities. Issue any Equity Interest that (a) is not Qualified Capital Stock or (b) is a preferred Equity Interest.

SECTION 6.13. Foreign Subsidiaries.

(a) Organize, create, form or acquire any Foreign Subsidiary, other than those in existence on the Closing Date and listed on Schedule 3.08; provided that the New Holding Company may organize, create, form or acquire Foreign Subsidiaries so long as the New Holding Company (and not the Borrower) holds all of the Equity Interests issued by such Foreign Subsidiaries.

(b) In the case of the Borrower, after the New Holding Company is formed in accordance with Section 5.17, and subject to the time period provided in Section 5.17 for the transfer of the Equity Interests issued by the Alpha Steel JV and any Non-Loan Party Subsidiary to the New Holding Company, hold or own any Equity Interests issued by the Alpha Steel JV or any Foreign Subsidiary (other than indirectly through its ownership interest of the Equity Interests issued by New Holding Company, which shall hold all of the Equity Interests of the Alpha Steel JV and any Foreign Subsidiary).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document, any Warrant Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document or any Warrant Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable pursuant to this Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in (a) Section 5.01(a) (other than with respect to the Borrower) and such default shall continue unremedied for a period of two Business Days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of the Required Lenders) or (ii) knowledge thereof of the Borrower or (b) Section 5.01(a) (with respect to the Borrower), 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.05, 5.08, 5.11(b), 5.12(a), 5.13, 5.14, 5.15, 5.17, 5.18 or 5.19 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of the Required Lenders) or (ii) knowledge thereof of the Borrower;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any grace periods (if any) contained therein or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subclause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any Subsidiary or the Alpha Steel JV, or of a substantial part of the property or assets of the Borrower, a Subsidiary or the Alpha Steel JV, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary or the Alpha Steel JV or for a substantial part of the property or assets of the Borrower, a Subsidiary or the Alpha Steel JV or (iii) the winding-up or liquidation of the Borrower, any Subsidiary or the Alpha Steel JV; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower, any Subsidiary or the Alpha Steel JV shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary or the Alpha Steel JV or for a substantial part of the property or assets of the Borrower, any Subsidiary or the Alpha Steel JV, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments, penalties, fines or assessments (including any Tax or tariff assessment) shall be rendered against the Borrower, any Subsidiary, the Alpha Steel JV or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a creditor to levy upon assets or properties of the Borrower, any Subsidiary or the Alpha Steel JV to enforce any such judgment, penalty, fine or assessment and such judgment, penalty, fine or assessment either (i) is for the payment of money in an aggregate amount in excess of $500,000 (the “Threshold Amount”) (provided that the amount of any judgment, penalty, fine or assessment which is covered by insurance or an indemnity from a credit worthy Person (that is not an Affiliate of the Borrower or the Alpha Steel JV) shall not be included in calculating the Threshold Amount, so long as (x) the Borrower provides the Administrative Agent a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Lenders) to the effect that such judgment, penalty, fine or assessment is covered by insurance or an indemnity and the Borrower, such Subsidiary or the Alpha Steel JV (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment and (y) the Borrower or such Subsidiary (in the case of any judgment, penalty, fine or assessment against the Borrower or a Subsidiary) or the Alpha Steel JV (in the case of any judgment, penalty, fine or assessment against the Alpha Steel JV) actually receives the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $500,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;

(m) the Subordination Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms) or any Loan Party shall deny in writing that it has any further liability or obligation under the Subordination Agreement (other than as a result of the termination of the Subordination Agreement in accordance with its terms);

(n) (i) any Warrant Document shall, for any reason, cease to be in full force and effect (other than in accordance with its terms), (ii) the Borrower shall deny in writing that it has any further covenant, obligation, condition, agreement or liability under any Warrant Document, or (iii) any default shall be made in the due observance or performance by the Borrower of any covenant, obligation, condition or agreement contained in any Warrant Document, subject to any grace period (if any) contained in such Warrant Document; or

(o) there shall have occurred a Change in Control;

then, subject to Section 7.02, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, the Exit Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees, the Exit Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 7.02. Strategic Alternative Requirement.

Notwithstanding anything to the contrary contained in Section 7.01, in the event that any Event of Default occurs under Section 7.01(d) solely due to the failure of the Loan Parties to comply with any of the requirements of Section 5.19 or Section 6.10 (such failure, a “Strategic Covenant Breach” and, any Event of Default under Section 7.01(d) resulting from such Strategic Covenant Breach, a “Strategic Covenant Event of Default”), so long as the Borrower and the Subsidiaries reasonably cooperate in good faith with the Required Lenders (as reasonably determined by the Required Lenders in good faith) to analyze, consider, discuss and pursue strategic alternative transactions (including potential sale transactions of the Borrower, the Subsidiaries and their assets), the Administrative Agent and the Lenders shall not, solely for a period of 90 days (as such period maybe extended in writing by the Required Lenders in their sole discretion) starting with the first day of the occurrence of any Strategic Covenant Breach (such period, the “Strategic Covenant Standstill Period”), exercise remedies pursuant to Section 2.07, the last paragraph of Section 7.01, Section 9.06 or Section 5.01 of the Guarantee and Collateral Agreement solely in connection with such Strategic Covenant Event of Default; provided that (a) except as otherwise expressly provided above, each Strategic Covenant Event of Default shall otherwise constitute an Event of Default under the Loan Documents, (b) the Administrative Agent and the Required Lenders may exercise all remedies otherwise available to them under the Loan Documents and applicable law in connection with any other Default or Event of Default (including during any Strategic Covenant Standstill Period), (c) the Administrative Agent and the Required Lenders may exercise all remedies otherwise available to them under the Loan Documents and applicable law with respect to such Strategic Covenant Event of Default (i) once the Strategic Covenant Standstill Period expires without an express waiver of such Strategic Covenant Event of Default by the Required Lenders (which the Required Lenders may grant in their sole and absolute discretion) or (ii) if the Required Lenders determine in good faith that the Borrower and the Subsidiaries are not reasonably cooperating in good faith with the Required Lenders to analyze, consider, discuss and pursue strategic alternative transactions (including potential sale transactions of the Borrower, the Subsidiaries and their assets), and (d) the Borrower may not request, and the Lenders shall not have any obligation to fund, any Loans hereunder during the Strategic Covenant Standstill Period.

SECTION 7.03. Application of Funds. Upon the exercise of remedies provided for in Section 7.01 (or after the Loans and other Obligations have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Obligations and all proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, will be applied by the Administrative Agent in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent under any Loan Document in its capacity as such;

SECOND, to the payment of that portion of the Obligations constituting fees (other than the Exit Fee), expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to the payment of that portion of the Obligations constituting any Exit Fee payable to the Lenders and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause FOURTH payable to them;

FIFTH, to the payment of all other Obligations due to the Secured Parties, ratably among the Secured Parties in proportion to the respective amounts described in this clause FIFTH payable to them; and

LAST, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by applicable law.

ARTICLE VIII

The Administrative Agent; Etc.

SECTION 8.01. Appointment and Authorization. Each Lender hereby irrevocably appoints and designates Acquiom as Administrative Agent under this Agreement and the other Loan Documents and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the “collateral agent” under the Loan Documents and to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX with respect to the Administrative Agent (including Section 9.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize and direct the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the express provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. Each Lender hereby acknowledges and agrees that the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents. The Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The permissive authorizations, entitlements, powers and rights (including the right to request that the Borrower or any other Loan Party take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Administrative Agent herein shall not be construed as duties. The Administrative Agent shall not have any responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held un-invested pending distribution thereof. Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Administrative Agent herein shall apply to any document entered into by the Administrative Agent in connection with its role as Administrative Agent under the Loan Documents. Except to the extent expressly provided otherwise herein, the Required Lenders shall have the right to direct the Administrative Agent in all matters concerning the Loan Documents.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute and perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact appointed by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any sub-agent or attorney in fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII (and indemnification provisions of Section 9.05) shall apply to any such sub-agent or attorney in fact and to the Related Parties of the Administrative Agent and any such sub-agent or attorney in fact. Each of the Lenders and the Loan Parties acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any agent or attorney in fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney in fact. Any such delegation made by the Administrative Agent shall not preclude the subsequent exercise of those rights and powers by the Administrative Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities and discretions.

SECTION 8.03. Default; Collateral. (a) Upon the occurrence and continuance of a Default or an Event of Default, the Lenders agree that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary) shall have the sole right to determine a course of action for the enforcement of the rights of the Lenders, and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary). All rights of action under the Loan Documents and all rights to the Collateral, if any, hereunder may be enforced by the Administrative Agent (at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary)) and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the fees, expenses and other amounts payable to the Administrative Agent. In actions with respect to any Collateral or other property or assets of any Loan Party or any Subsidiary, the Administrative Agent is acting for the benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other Indebtedness or obligations of the Loan Parties to the Loans or the Obligations shall be construed as being for the benefit of each Lender.

(b) Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents to which it is a party on the date hereof on behalf of and for the benefit of the Lenders and to execute any and all documents with respect to the Collateral as contemplated by and in accordance with this Agreement and the other Loan Documents. Without limiting the foregoing, each of the Lenders confirms the irrevocable authority of the Administrative Agent to execute, deliver and act on its behalf in respect of the Subordination Agreement, the Affiliate Subordination Agreement and each other intercreditor and subordination agreement and each supplement, modification, amendment, restatement or extension thereto, in connection with the incurrence by any Loan Party of any subordinated Indebtedness, in each case that is entered into with the consent of the Required Lenders. Each Lender agrees to be bound by the terms and provisions of the Subordination Agreement, the Affiliate Subordination Agreement and any other intercreditor or subordination agreement entered into by the Administrative Agent with the consent of the Required Lenders.

(c) Except to the extent that the consent of such Lender is required under Section 9.08, each Lender agrees that any action taken by the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all of the Lenders.

(d) The Administrative Agent is hereby authorized (but not obligated) on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any property, Collateral or Loan Documents which may be necessary to create, perfect and maintain perfected Liens upon the Collateral and the properties granted pursuant to the Loan Documents.

(e) The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in any of the Loan Documents; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT. Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, the Administrative Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; (iii) take any action to protect against any diminution in value of the Collateral or (iv) provide, maintain, monitor or preserve insurance on or the payment of any Taxes with respect to any Collateral.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon the payment in full of the Obligations (other than contingent indemnification Obligations for which no claim has been made) and termination of the Commitments; (ii) constituting property being sold or disposed of to a Person that is not a Loan Party if the Borrower certifies in an officer’s certificate of the Borrower to the Administrative Agent, in a form acceptable to the Administrative Agent, that the sale or disposition is permitted under this Agreement (and each Lender agrees that the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Documents (if the Borrower certifies in an officer’s certificate of the Borrower to the Administrative Agent, in a form acceptable to the Administrative Agent, that such transaction is permitted under this Agreement (and each Lender agrees that the Administrative Agent may rely conclusively on any such certificate without further inquiry)) or is about to expire and which has not been, and is not intended by the Loan Parties to be, renewed; or (v) consisting of an instrument or other possessory loan evidencing Indebtedness or other obligations pledged to the Administrative Agent (for the benefit of the Lenders), if the Indebtedness or obligations evidenced thereby has been paid in full or otherwise superseded. In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon the Collateral as otherwise contemplated herein and in the other Loan Documents if approved and authorized by the Lenders in accordance with Section 9.08. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority, and will direct the Administrative Agent, to release particular types or items of the Collateral pursuant to this Section and the Administrative Agent shall be entitled to conclusively rely, and shall be fully protected in so relying, upon the authorization of the Lenders. In the absence of such authorization, the Administrative Agent shall be entitled to refrain from granting any release under this Section.

(g) In furtherance of the authorizations set forth in this Section, each Lender hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Loan Documents, (ii) to take action with respect to the Collateral and Loan Documents to create, perfect, maintain and preserve the Administrative Agent’s Liens therein (it being agreed, however, for the avoidance of doubt, that the Administrative Agent does not have any obligation to take any such action), and (iii) to execute instruments of release or to take other action necessary (in each case at the expense of the Borrower) to release Liens upon any Collateral or to release any Guarantor, in each case, to the extent expressly authorized herein or in the other Loan Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the matters described in this Section. The powers and authorities herein conferred on the Administrative Agent may be exercised by such Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Loan under the Loan Documents.

SECTION 8.04. Liability of Administrative Agent. (a) Neither the Administrative Agent nor any of its Related Parties shall:

(i) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT), or

(ii) be responsible in any manner to any Lender or any other Person for any recital, statement, representation or warranty made by the Borrower, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower, any other Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder or the satisfaction of any conditions set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, any Subsidiary or any of their respective Affiliates. For the avoidance of doubt, the Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties.

(b) The Administrative Agent shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. In no event shall the Administrative Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Administrative Agent has been advised of the possibility of such damages and regardless of the form of action. The Administrative Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts may include, but are not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(c) Notwithstanding any other provision of this Agreement or the other Loan Documents, the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, to give such request or direction hereunder) or (ii) in the absence of its own gross negligence or willful misconduct (as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction). The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirement of Law.

(d) The Administrative Agent shall not be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith, unless a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

(e) The Administrative Agent shall not have any obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver.

(f) The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirement of Law.

(g) Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (ii) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution or any disclosure of confidential information to a Disqualified Institution.

SECTION 8.05. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, e-mail or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and shall be entitled to consult and seek advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall not be liable to the Lenders or to the Loan Parties or the Subsidiaries for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Delivery of reports, documents and other information to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to the Administrative Agent and other publicly available information shall not constitute actual or constructive knowledge. Knowledge of or notices or other documents delivered to the Administrative Agent in any capacity shall not constitute knowledge of or delivery to the Administrative Agent in any other capacity under the Loan Documents or to any affiliate or other division of the Administrative Agent.

(b) Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by the Administrative Agent under the terms of this Agreement and the other Loan Documents, the Administrative Agent may seek the written direction of the Required Lenders (or such other number or percentage of Lenders required hereunder) (which written direction may be in the form of an e-mail), and the Administrative Agent is entitled to rely (and is fully protected in so relying) upon such direction. The Administrative Agent is not liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If the Administrative Agent requests such direction with respect to any action, the Administrative Agent shall be entitled to refrain from such action unless and until the Administrative Agent has received such direction, and the Administrative Agent does not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the direction of the Required Lenders shall apply and be sufficient for all purposes. If the Administrative Agent so requests, it must first be indemnified to its satisfaction by the Lenders against any and all fees, losses, liabilities and expenses which may be incurred by the Administrative Agent by reason of taking or continuing to take, or omitting, any action directed by any Lender. Any provision of this Agreement or the other Loan Documents authorizing the Administrative Agent to take any action does not obligate the Administrative Agent to take such action.

(c) Each Lender that has funded its pro rata share of the Loans shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter sent by the Borrower or the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, in each, solely in connection with satisfying the conditions precedent specified in Article IV to the funding of such Loan (and not for any other purposes hereunder). In determining compliance with any condition hereunder or under the other Loan Documents to the closing of this Agreement, the making of a Loan or any disbursement or any withdrawal from any account, the Administrative Agent may presume that such condition is satisfactory to each Lender unless the Administrative Agent has received written notice to the contrary from such Lender prior to the closing, the making of such Loan, any such disbursement or any such withdrawal.

(d) The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken by the Administrative Agent in good faith thereon.

(e) If at any time the Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Administrative Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Administrative Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Administrative Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(f) In connection with the delivery of any information to the Administrative Agent by any other Person to be used in connection with the preparation or distribution of calculations or reports, the Administrative Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of this information.

(g) If the Administrative Agent shall reasonably require any information to perform its duties under the Loan Documents, the Borrower shall, to the extent it has such information, provide such information promptly upon request.

(h) Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, the Administrative Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(i) Not less than four Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any payment, distribution or transfer of funds by the Administrative Agent to any Person under the Loan Documents, the payee shall provide to the Administrative Agent such documentation and information as may be reasonably requested by the Administrative Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). The Administrative Agent shall not have any duty, obligation or liability to make any payment to any Person unless it has timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall not be liable for any loss, including any loss of principal or interest, or for any fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Loan Documents.

(k) The Administrative Agent shall act as the withholding agent under this Agreement with respect to U.S. withholding only (and in no event shall the Administrative Agent have any duty, obligation or liability with respect to the withholding laws or requirements of any other country). The Administrative Agent shall have the right to withhold amounts from any payments under the Loan Documents, and shall not be liable for such withholding, as required to comply with Requirement of Law. The Borrower and the Lenders, as applicable, shall provide to the Administrative Agent any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by Requirement of Law or upon the reasonable request of the Administrative Agent as may be necessary to (i) determine the nature of the income and whether any tax or withholding obligations apply, (ii) reduce or eliminate the imposition of U.S. withholding Taxes and (iii) permit the Administrative Agent to fulfill its tax reporting obligations under Requirement of Law with respect to this Agreement or any amounts paid to the Lenders. The Administrative Agent, either in its individual capacity or in its capacity as Administrative Agent, shall not have any liability to the Borrower, the Lenders or any other Person in connection with any tax withholding amounts paid or withheld pursuant to Requirement of Law arising from the Borrower’s or a Lender’s failure, as applicable, to timely provide an accurate, correct, complete, duly executed and currently effective (x) IRS Form W-9 or (y) an appropriate IRS Form W-8 or such other documentation contemplated under this Agreement. In the event any IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, the Borrower or any Lender, as applicable shall promptly provide to the Administrative Agent an updated version of such form, certificate or other documentation or promptly notify the Administrative Agent in writing of its legal inability to do so.

(l) The Lenders and any transferees or assignees after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under Requirement of Law, including any applicable cost basis reporting obligations.

SECTION 8.06. Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders.

SECTION 8.07. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that neither the Administrative Agent nor any Related Party of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent or any Related Party thereof shall be deemed to constitute any representation or warranty by the Administrative Agent or such Related Party to any Lender as to any matter, including whether the Administrative Agent or the Related Parties thereof have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any Related Party thereof made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any Related Party thereof and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any Related Party thereof.

SECTION 8.08. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the parent entities of the Borrower and its Affiliates as though such Person were not the Administrative Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. To the extent the Administrative Agent makes any portion of the Loans hereunder, the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity as such, and the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.

SECTION 8.09. Successor Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders with a written copy of such notice to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents (unless previously discharged as provided below) and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall inure to the benefit of such retiring Administrative Agent, its sub-agents or attorneys in fact and such Administrative Agent’s Related Parties as to any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was the Administrative Agent under this Agreement (and in performing its duties and obligations under the proviso contained in the next sentence). If no successor agent has accepted appointment as the Administrative Agent by the date that is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents to the extent and as provided in this Section) and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in the case of any security held by the Administrative Agent on behalf of the Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such security in a custodial capacity only until such time as a successor agent is appointed or deposit such security with a court of competent jurisdiction (at the expense of Lenders). Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the business of the Administrative Agent, shall be the successor of the Administrative Agent without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

SECTION 8.10. Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent pursuant to the terms of the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent pursuant to the Loan Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11. Modifications to Article VIII. Except as otherwise expressly set forth, the provisions of this Article VIII solely govern the relationship among the Lenders and the Administrative Agent and do not apply to the Borrower or the other Loan Parties. The provisions of this Article VIII may be modified without the Borrower’s or any Loan Party’s consent, but with notice thereafter to the Borrower, so long as such modifications do not alter any of the Borrower’s rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner.

SECTION 8.12. Discretionary Acts and Solicitation of Lender Consent. Notwithstanding anything else to the contrary herein or in the other Loan Documents, each Lender and each Loan Party hereby acknowledges and agrees that (i) in the case of any agreement, document, instrument, matter or other item that is required under the terms of this Agreement or any other Loan Document to be consented or agreed to, approved by, determined by, selected by, or acceptable or satisfactory to, the Administrative Agent (whether subject to a reasonableness standard or otherwise) (each, an “Agent Required Approval Item”), the Administrative Agent shall be entitled to withhold its consent, agreement or approval to, its determination or selection of, or its acceptance or satisfaction with, or (if applicable) its signature to, such Agent Required Approval Item unless and until the Administrative Agent has received a written direction from the Required

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other applicable Loan Document) directing it to (x) consent or agree to or approve, or to select or indicate its acceptance or satisfaction with, such Agent Required Approval Item and (y) if applicable, execute and deliver (or take any other applicable action with respect to) such Agent Required Approval Item (such written direction being referred to herein as an “Approval Direction”) and (ii) neither the Administrative Agent nor any of its Related Parties shall have any liability to any Lender, any Loan Party or other Person as a result of the Administrative Agent withholding its consent or approval to, its selection of, or its acceptance or satisfaction with, or (if applicable) its signature to, any Agent Required Approval Item in the absence of an Approval Direction in respect thereof. The provisions of this paragraph are in addition to, and not in limitation of, the other exculpatory provisions set forth herein.

SECTION 8.13. Erroneous Payments.

(a) Each Lender hereby agrees that if the Administrative Agent notifies a Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) in writing that the Administrative Agent has determined in its reasonable discretion that (whether or not after receipt of any notice under the immediately succeeding clause (b)) the Administrative Agent or its Affiliates mistakenly transmitted funds to such Payment Recipient, as a result of a clerical, mechanical, technological or other error, whether or not known to such Payment Recipient (any such funds, whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Payment Recipient shall make commercially reasonable efforts to promptly return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). A notice from the Administrative Agent to any Lender under this Section 8.13(a) shall set forth the facts and circumstances resulting in such Erroneous Payment; provided that the Administrative Agent shall not make any demand under this Section 8.13(a) unless the notice described herein is delivered within 90 days after the making of the applicable Erroneous Payment.

(b) Without limiting the immediately preceding clause (a), each Lender or Secured Party hereby further agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or its Affiliates (x) in a different amount or on a different date than the amount or date specified in a notice of payment, prepayment or repayment sent by the Administrative Agent or its Affiliates with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or its Affiliates, or (z) that such Lender or Secured Party (or Payment Recipient on its behalf) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case, such Lender or Secured Party shall presume that an error has been made (absent written confirmation from the Administrative Agent) and shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(b).

(c) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any amounts at any time owing to such Payment Recipient under any Loan Document against any amount due to the Administrative Agent under the preceding clause (a).

(d) The Borrower and each other Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient (and without limiting the Administrative Agent’s rights and remedies under this Section 8.13), the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (such rights, the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment, prepayment, repayment, discharge or other satisfaction of any Obligations. If the amount of any Erroneous Payment is subsequently recovered by the Administrative Agent or its Affiliates, the Administrative Agent or such Affiliate shall return to the applicable Payment Recipient either (x) the Loans acquired pursuant to this clause (d) or (y) if applicable, the proceeds of such Loans. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming or being deemed to be a Lender hereunder or the holder of any Loans hereunder.

(e) In addition to any rights and remedies of the Administrative Agent provided by Requirements of Law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by Requirement of Law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.13 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees to promptly notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(f) Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by e-mail, as follows:

(a) if to the Borrower, to it at:

FTC Solar, Inc.

9020 N. Capital of Texas Hwy, Suite I-260

Austin, TX 78759

Attention [***]

E-mail: [***]

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

Attention: [***]

Email: [***]

(b) if to the Administrative Agent, to it at:

Acquiom Agency Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: [***]

E-mail: [***]

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: [***]

Email: [***]

(c) if to a Lender, to it at its address (or e-mail address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by e-mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

The Borrower acknowledges that the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILIY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON.

Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by e-mail) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under or any Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that (i) unless otherwise consented by the Required Lenders, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), information necessary to satisfy the Administrative Agent’s “know your customer” requirements and all applicable tax forms. Upon acceptance and recording pursuant to clause (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. No assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its subsidiaries.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is (x) an Eligible Assignee legally authorized to enter into such Assignment and Acceptance, (y) not a Defaulting Lender and (z) unless and Event of Default has occurred and is continuing, it is not a Disqualified Institution; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above, if applicable, the completion of the Administrative Agent’s “know your customer” requirements and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more Persons (other than natural persons or, unless an Event of Default has occurred and is continuing, a Disqualified Institution) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating Person shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating Person has an interest, increasing or extending the Commitments in which such participating Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such participating Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(l) Notwithstanding the foregoing or anything to the contrary herein, in no event shall (i) any assignment be made to any Sanctioned Person or any of its Affiliates or (ii) any participation be sold to any Sanctioned Person or any of its Affiliates, and any such assignment or participation, as applicable, to any sanctioned Person or any of its Affiliates shall be null and void ab initio.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Board Appointee in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, any Lender or any Board Appointee in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of (i) Orrick, Herrington & Sutcliffe LLP and (ii) McDermott, Will & Emery LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, any Lender or the Board Appointees.

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender, each Board Appointee and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) the failure of the Borrower to borrow any Loans hereunder (after the delivery of a Borrowing Request requesting such Loans), (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (v) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or a related party thereof under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments (if any) at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section shall survive, remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of any Loan Document, the resignation or replacement of the Administrative Agent or any investigation made by or on behalf of the Administrative Agent any Lender. All amounts due under this Section shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Any reference in any Loan Document to the “continuing” nature of any Default or Event of Default shall not be construed as establishing or otherwise indicating that the Borrower or any other Loan Party has the independent right to cure any such Default or Event of Default, but is rather presented merely for convenience should such Default or Event of Default be waived in accordance with the terms of the applicable Loan Documents. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (a copy of which shall be provided to the Administrative Agent); provided that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan (in each case, other than any extension, reduction or waiver of any mandatory prepayment required under Section 2.13), without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral or value thereof without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent.

(c) The Required Lenders and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Agent Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in any Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by e-mail shall be as effective as delivery of a manually signed counterpart of this Agreement. Each of the parties hereto agrees and acknowledges that (a) the transaction consisting of this Agreement may be conducted by electronic means, (b) it is such party’s intent that, if such party signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (c) it is being provided with an electronic or paper copy of this Agreement in a usable format.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Lender Action. Except as expressly set forth in Section 9.06, each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for in any Loan Document, without the prior written consent of the Administrative Agent (as directed by the Required Lenders). The provisions of this Section are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (e) and (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsections (a) and (f) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that: it has not relied on the Administrative Agent or any of its Affiliates as a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.19. Absence of Trading and Disclosure Restrictions. The Borrower acknowledges that neither the Administrative Agent nor any Lender shall have any obligation to refrain from trading any Equity Interest of the Borrower or any other securities while in possession of information provided by the Borrower. The Borrower acknowledges that the Administrative Agent and the Lenders may freely trade in any Equity Interests issued by the Borrower, may possess and use any information provided by the Borrower in connection with such trading activity, and may disclose any such information to any third party.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FTC SOLAR, INC.

By:	/s/ Cathy Behnen
Name: Cathy Behnen
Title: Chief Financial Officer

ACQUIOM AGENCY SERVICES LLC, as Administrative Agent

By:	/s/ Veronica Colón
Name: Veronica Colón
Title: Senior Director

LENDERS:

AV Securities, INC.

By:	/s/ Claudio Dolman
Name: Claudio Dolman
Title: Director

LENDERS: CH FTC, LLC

By:	/s/ Ashwini Upadhyaya
Name: Ashwini Upadhyaya
Title: Managing Member

By:	/s/ Rakesh Wilson
Name: Rakesh Wilson
Title: Managing Member